Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

MICROMUSE INC.,

BRINKS ACQUISITION, INC.,

GUARDEDNET, INC.,

TARGET STOCKHOLDER REPRESENTATIVE

AND

THE PRINCIPAL TARGET STOCKHOLDERS

June 30, 2005

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(continued)

		Page
5.9	Undisclosed Liabilities	24

5.10	Legal Compliance	24

5.11	Tax Matters	25

5.12	Real Property	27

5.13	Proprietary Information	28

5.14	Indebtedness	32

5.15	Tangible Assets	32

5.16	Contracts	32

5.17	Affiliated Transactions	34

5.18	Accounts Receivable	34

5.19	Insurance	35

5.20	Litigation	35

5.21	Product Warranty	36

5.22	Employees and Labor Matters	36

5.23	Employee Benefits	37

5.24	Environmental, Health, and Safety	40

5.25	Guaranties	41

5.26	Vote Required	41

5.27	Customers and Suppliers	40

5.28	Banking	41

5.29	Questionable Payments	41

5.30	Powers of Attorney	41

5.31	Disclosure	41

5.32	Diligence	42

ARTICLE VI.	Pre-Closing Covenants	42

6.1	Target	42

6.2	Parent and Merger Sub	47

6.3	Mutual Obligations	47

6.4	Further Assurances	47

ARTICLE VII.	Post-Closing Covenants	48

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(continued)

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(continued)

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of General Release
Exhibit C	–	Form of Certificate of Merger
Exhibit D	–	Form of Merger Notice
Exhibit E	–	Capitalization Table
Exhibit F	–	Financial Statements
Exhibit G	–	Form of Opinion of Counsel to Target
Target Disclosure Schedule	–	Exceptions to Representations and Warranties Concerning the Target and Its Subsidiaries
Parent Disclosure Schedule	–	Exceptions to Representation and Warranties Concerning the Parent

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AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2005 (this “Agreement”), by and among Micromuse, Inc., a Delaware corporation (the “Parent”) and Brinks Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”) on the one hand, and GuardedNet, Inc., a Delaware corporation (the “Target”), the Target Stockholder Representative (as defined below), and the Principal Target Stockholders (as defined below), on the other hand.

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Target have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

B. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Preferred Stockholders shall be entitled to receive the Total Merger Consideration;

C. In order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), will merge with and into the Target (the “Merger”);

D. Parent, Merger Sub, the Target and the Principal Target Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, the Target, the Target Stockholder Representative and the Principal Target Stockholders (each, a “Party” and collectively, the “Parties”) hereto agree as follows:

ARTICLE I.

Definitions

1.1 Defined Terms. The following terms shall have the following meanings:

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of Applicable Law.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Escrow Agreement and the General Releases and all exhibits, schedules and appendices thereto.

“Applicable Law” means all laws, statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of Governmental Entities.

“Asserted Liability” has the meaning set forth in Section 9.6(a) below.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the reasonable basis for any specified consequence.

“Board of Directors” means the board of directors of any specified Person and any properly serving thereon and acting committees thereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day designated as a holiday on which the NASDAQ Stock Market is closed.

“Certificate” means a stock certificate which immediately prior to the Effective Time represents outstanding shares of capital stock of the Target.

“Certificate of Merger” has the meaning set forth in Section 2.2 below.

“Claims Notice” has the meaning set forth in Section 9.6(a) below.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” has the meaning set forth in Section 2.2 below.

“Closing Date Merger Consideration” means the Total Merger Consideration less the Escrow Amount and less amounts withheld with respect to Dissenting Shares pursuant to Section 3.5 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Target, par value $0.001 per share.

“Common Stockholder” means a holder of Common Stock.

“Common Warrant” means the warrants issued by the Target to purchase Common Stock.

“Confidential Information” means any information concerning the business and affairs of the Target or its Subsidiaries (whether prepared by the Target, its Subsidiaries, its advisors or otherwise) including, without limitation, any notes, memoranda, analyses, compilations, studies or other documents, that is not already generally available to the public.

The term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by such Principal Target Stockholder or the Representatives of such Principal Target Stockholder in violation of this Agreement or (b) becomes available to such Principal Target Stockholder on a non-confidential basis from a source other than the Target or Parent or the Representatives or Affiliates of the Target or Parent, provided that such source is not, to such Principal Target Stockholder’s knowledge after reasonable inquiry, bound by a confidentiality agreement with, or other obligation of secrecy to, the Target, Parent or their Affiliates.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 6, 2004, by and between the Target and Parent, as amended.

“Contest Notice” has the meaning set forth in Section 9.6(b) below.

“ERISA Affiliates” shall mean each person (as defined in Section 3(9) of ERISA) which, together with the Target or its Subsidiaries, would be deemed to be a “single employer” (i) within the meaning of Sections 414(b), (c), (m) or (o) of the Code, or (ii) as a result of the Target or any of its Subsidiaries being or having been a general partner of such person.

“Developing Software” has the meaning set forth in Section 5.13(l) below.

“DGCL” has the meaning set forth in the Recitals above.

“Dissenting Shares” has the meaning set forth in Section 3.5 below.

“Dissenting Stockholder” has the meaning set forth in Section 3.5 below.

“Effective Time” has the meaning set forth in Section 2.2 below.

“Employee Benefit Plan” means each current or former plan, arrangement, agreement, policy or program that is: (i) a profit-sharing, deferred compensation, bonus, stock option, stock appreciation, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement, arrangement, policy or program, whether or not funded and whether or not terminated, (ii) an agreement with respect to employment, severance, or other benefits with any current or former employees, directors, or consultants, (iii) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors, consultants or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (iv) any other employee benefit plan as defined under ERISA Section 3(3), whether or not funded and whether or not terminated.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 8.1(i) below.

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws concerning pollution or protection of the environment, public health and safety as it relates to exposure to hazardous substances, or employee health and safety as it relates to exposure to hazardous substances, including Applicable Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including, without limitation, radioactive materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the escrow agent appointed under the Escrow Agreement, who initially shall be Computershare Trust Company, Inc.

“Escrow Agreement” means the escrow agreement in the form of Exhibit A hereto as executed by the Target Stockholder Representative, Parent and the Escrow Agent.

“Escrow Amount” means the amount in the escrow accounts established pursuant to the Escrow Agreement equaling Four Million Six Hundred Twenty Thousand Dollars ($4,620,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 5.7 below.

“FIRPTA Certificate” has the meaning set forth in Section 8.1(s) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Release” means the general release in the form of Exhibit B hereto to be executed by the Requisite Target Stockholders.

“Governmental Entity” means any supranational, non-United States, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority or any agency thereof.

“Indebtedness” means, when used with reference to any Person, without duplication: (a) any liability of such Person created or assumed by such Person, or any Affiliate thereof, (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than accounts payable for inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (iii) in respect of letters of credit issued for such Person’s account or (iv) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (b) any liability of others described in the preceding clause (a) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to acquire the security therefor; (c) all liabilities or obligations secured by a Lien upon property or assets owned by such Person and upon which liabilities or obligations such Person pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

“Indemnified Party” has the meaning set forth in Section 9.5(a) below.

“Indemnifying Party” has the meaning set forth in Section 9.5(a) below.

“Indemnitee” has the meaning set forth in Section 9.6(a) below.

“Independent Accounting Firm” means an accounting firm that does not perform, and has not performed, audit services for either Parent or the Target which shall be chosen by the mutual agreement of Parent and the Target Stockholder Representative.

“Inventions Agreement” has the meaning set forth in Section 8.1(j) below.

“Key Target Employees” means the following employees of the Target: Tom McNeight, Suzanne Henderson, Paul McGowan, Rich Telljohann, Matt Caldwell, Iven Connary, Joel Williams, Jim Alderson and John Cloonan.

“Knowledge” means the state of knowledge of a particular fact or other matter that an individual shall be deemed to have if (a) such individual is actually aware of such fact or other matter; or (b) such individual would have had knowledge of such fact or other matter following a diligent investigation as required or appropriate in the normal course of fulfillment of such individual’s duties.

“Knowledge of the Target” means the Knowledge of the directors and officers of the Target and each of its Subsidiaries.

“Liability” or “Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, or other encumbrance, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Material Adverse Effect” means, with respect to any Person, any adverse change, circumstance or effect (not proximately caused by the public announcement of the proposed Merger) that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such Person, or would prevent such Person (if a Party) from performing its obligations under this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, development or effect to the extent arising from (a) changes in general business or economic conditions occurring after the date of this Agreement, (b) changes in laws, rules or regulations issued by any Governmental Entity occurring after the date of this Agreement, or (c) the taking of any action required by the terms of this Agreement or any of the Ancillary Agreements, or otherwise expressly permitted by the other Party hereto.

“Merger” has the meaning set forth in the Recitals above.

“Merger Notice” has the meaning set forth in Section 3.1(b) below.

“Merger Sub” has the meaning set forth in the preface above.

“MEWA” has the meaning set forth in Section 5.23(c) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 5.7 below.

“Most Recent Fiscal Month End” means May 31, 2005.

“Most Recent Fiscal Year End” means December 31, 2004.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-Competition Agreement” has the meaning set forth in Section 8.1(i) below.

“Operational Software” has the meaning set forth in Section 5.13(k) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organization Documents” means, with respect to any entity, the Certificate or Articles of Incorporation, Bylaws (or any similar documents), together with any amendments thereto or restatements thereof, or other governing documents of such entity.

“Owned Proprietary Information” has the meaning set forth in Section 5.13(a) below.

“Parent” has the meaning set forth in the preface above.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.2 below.

“Parent Indemnitees” means Parent, its Affiliates (including Merger Sub), and their respective officers, directors, stockholders, employees, agents and representatives.

“Parent Indemnity Claims” has the meaning set forth in Section 9.6 below.

“Party” and “Parties” have the meanings set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Merger Consideration” means an amount equal to the quotient of (a) the Total Merger Consideration, less any amounts that are required to be distributed prior to making distributions to holders of Preferred Stock pursuant to the Target’s Certificate of Incorporation, less the Escrow Amount, divided by (b) all issued and outstanding shares of Preferred Stock immediately prior to the Effective Time.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Preferred Stock” means the Series A Participating Preferred Stock of the Target, par value par value $0.001 per share.

“Preferred Stockholder” means a holder of Preferred Stock.

“Preferred Warrants” means the warrants issued by the Target to purchase Preferred Stock.

“Principal Target Stockholders” means all Preferred Stockholders on the date of this Agreement, and any Persons who become Preferred Stockholders prior to the Effective Time by the exercise of their respective Target Preferred Warrants.

“Prohibited Transaction” means a transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408, respectively.

“Proprietary Information” means, with respect to any Person: (a) all United States and non-United States patents that have issued (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like), all patent applications (including applications for utility, model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications, heretofore filed or having legal force in any country of the world; (b) all know-how, including, but not limited to, trade secrets, formulae, ideas, inventions, discoveries, innovations, improvements, results, reports, information and data (including, but not limited to, all business and technical information and data, information and data relating to development, analytical methods, processes, formulations, compositions, research data, procedures, proprietary technology and information, processes, techniques, designs, drawings, specifications, customer lists, supplier lists, pricing, costs, business and marketing research, plans and proposals, and the like); (c) all trademarks, service marks, trade dress, trade names, logos, commercial symbols, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all computer programs (including source code and object code) and computer software (including data and related documentation); (f) all Internet domain names, URLs and applications therefor; (g) all industrial designs and applications for registration for such industrial designs; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium, including, but not limited to, electronic media).

“Pro Rata Portion” means, with respect to any Principal Target Stockholder, the fraction equal to (a) the product of (i) the sum of the shares of Preferred Stock owned by such Principal Target Stockholder multiplied by (ii) the Per Share Merger Consideration, divided by (b) the Total Merger Consideration.

“Representatives” means any directors, officers, employees, agents, advisors, Affiliates or representatives (including, without limitation, accountants, investment bankers and attorneys) of a Person.

“Requisite Target Stockholders” means holders of Target capital stock representing 95% of the aggregate voting power of Target capital stock.

“SEC” means the Securities and Exchange Commission, or any successor organization.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Several” or “Severally” means, as used with respect to indemnification, the indemnifying party’s Pro Rata Portion of any individual indemnification claim.

“Straddle Period” has the meaning set forth in Section 10.3 below.

“Straddle Return” has the meaning set forth in Section 10.3 below.

“Subsidiary” means any corporation (or other business entity) with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or other voting equity) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or other comparable governing body of such entity).

“Surviving Corporation” has the meaning set forth in Section 2.1 below.

“Target” has the meaning set forth in the preface above.

“Target Disclosure Schedule” has the meaning set forth in Section 5 below.

“Target Employees” has the meaning set forth in Section 5.22 below.

“Target Licenses” has the meaning set forth in Section 5.13(a) below.

“Target Option” means each outstanding option issued by the Target to purchase Common Stock.

“Target Permits” has the meaning set forth in Section 5.10 below.

“Target Proprietary Information” means all Proprietary Information held or used in the business of the Target and its Subsidiaries as currently being conducted.

“Target Stock” means the Preferred Stock and the Common Stock.

“Target Stockholder” means a Preferred Stockholder or a Common Stockholder, as applicable.

“Target Stockholder Indemnity Claims” has the meaning set forth in Section 9.6 below.

“Target Stockholder Representative” has the meaning set forth in Section 3.7 below.

“Target Stock Option Plan” means the Amended and Restated 2001 Incentive Stock Plan, as amended to the date of this Agreement.

“Target Voting Debt” has the meaning set forth in Section 5.2 below.

“Target Warrants” means the Common Warrants and the Preferred Warrants.

“Tax” or “Taxes” means any federal, state, local, or non-United States income, gross receipts, recapture, license, payroll, employment, excise, severance, lease, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, net worth, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, duty, registration, value added, ad valorem, alternative or add-on minimum, estimated, escheat, or other tax, levy, assessment or government charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 10.5 below.

“Tax Return” means any return, declaration, report, claim for refund, or information, return or statement required to be filed or supplied to any Tax authority or agency having jurisdiction over Tax matters, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Terminating Parent Breach” has the meaning set forth in Section 11.1(d) below.

“Terminating Target Breach” has the meaning set forth in Section 11.1(c) below.

“Third Party Claim” has the meaning set forth in Section 9.5(a) below.

“Third Party Licenses” has the meaning set forth in Section 5.13(a) below.

“Total Merger Consideration” means Sixteen Million Two Hundred Thousand Dollars ($16,200,000), which amount shall include the aggregate amount of all Warrant Consideration to be delivered to the Target Stockholder Representative for payment to holders of Preferred Warrants in accordance with this Agreement.

“Transaction” has the meaning set forth in Section 6.1(x) below.

“Treasury Regulations” means the regulations promulgated under the Code.

“VEBA” has the meaning set forth in Section 5.23(c) below.

“Voting Agreements” has the meaning set forth in Section 8.1(x) below.

1.2 Interpretation. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. As used in this Agreement (including exhibits, schedules and amendments hereto), the masculine, feminine, or neuter gender and the singular or plural number shall be deemed to include each of the others whenever the context so requires. References to Sections and Articles refer to sections and articles of this Agreement, unless the context otherwise requires. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby,” “hereunder” and words of like import refer to this Agreement as a whole, unless the context otherwise requires. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not so stated. The captions contained herein are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

ARTICLE II.

The Merger

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the

DGCL, the Merger shall be effectuated as follows: (i) Merger Sub shall be merged with and into the Target, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Target shall be the surviving corporation. The Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place following the satisfaction of all conditions set forth herein on the date mutually agreed to by Parent and the Target, but in no event later than September 1, 2005 (the “Closing Date”). The Closing shall take place at Parent’s offices located at 139 Townsend Street, San Francisco, California 94107, or at such other location as Parent and the Target shall mutually agree. At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger in the form of Exhibit C hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the “Effective Time”).

2.3 Deliveries at the Closing. At the Closing:

(a) The Target shall deliver to Parent the various certificates, instruments, and documents referred to in Section 8.1 below.

(b) Parent shall deliver:

(i) to the Target, the various certificates, instruments and documents referred to in Section 8.2 below;

(ii) to the Target Stockholder Representative, the Closing Date Merger Consideration, as provided under Section 3.3 below; and

(iii) to the Escrow Agent, the Escrow Amount.

2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Target shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of this Agreement.

2.5 Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

(b) The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

2.6 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

ARTICLE III.

Effect of the Merger

3.1 Cancellation of Target Options; Exercise of Target Warrants.

(a) Cancellation of Target Options. At the Effective Time, all outstanding Target Options shall automatically be cancelled and extinguished in accordance with the terms of the Target Stock Option Plan.

(b) Effect on Target Warrants.

(i) Common Warrants. Prior to the Effective Time, the Target shall deliver to each holder of Common Warrants a letter (the “Merger Notice”) providing notice of the Merger and the Effective Date and containing instructions with respect to the exercise of such holder’s Common Warrants and the surrender of the Common Stock underlying such Common Warrants in the form of Exhibit D attached hereto. The Target and the Target Stockholder Representative shall also take all actions necessary to allow the holders of Common Warrants to exercise their Common Warrants prior to the Effective Time. The holders of Common Warrants shall not be entitled to any payment in connection with the surrender of the shares of Common Stock issuable upon the exercise of the Common Warrants.

(ii) Preferred Warrants. Prior to the Effective Time, the Target shall deliver to each holder of Preferred Warrants the Merger Notice. The Target and the Target Stockholder Representative shall use their reasonable best efforts, including allowing holders of Preferred Warrants to exercise their Preferred Warrants, so that, at the Effective Time, each Preferred Warrant shall be cancelled, in each case, in accordance with and pursuant to the terms of each such Preferred Warrant. In consideration of such cancellation, each holder of a Preferred Warrant cancelled in accordance with this Section 3.1(b)(ii) shall be entitled to receive in settlement of such Preferred Warrant as promptly as practicable following the Effective Time a cash payment from the Target Stockholder Representative, subject to any required withholding of taxes, equal to the product of (i) the total number of shares of Preferred Stock otherwise issuable upon exercise of such Preferred Warrant and (ii) the Per Share Merger Consideration less the applicable exercise price per share of Preferred Stock otherwise issuable upon exercise of such Preferred Warrant (the “Warrant Consideration”). Each outstanding Preferred Warrant not exercised by the holder thereof prior to the Effective Time shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the Warrant Consideration payable by the Target Stockholder Representative as shall have been so converted pursuant to this Section 3.1(b)(ii). In no event shall Parent, or the Surviving Corporation after the Effective Date, have any responsibility with respect to the payment of any Warrant Consideration. Any holder of Preferred Warrants receiving the Warrant Consideration pursuant to this Section 3.1(b)(ii) shall be deemed to have exercised such Preferred Warrant and to be a Principal Target Stockholder for all purposes of this Agreement.

3.2 Effect on Capital Stock of Merger Sub and Target. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Target or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Common Stock and Preferred Stock that is owned by the Target shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Surrender of Common Stock. As of the Effective Time, all shares of Common Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any shares of Common Stock shall cease to have any rights with respect thereto.

(d) Conversion of Preferred Stock. Each share of Preferred Stock (other than those shares set forth in Section 3.2(b) and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration subject to the terms in Section 3.3(b). As of the Effective Time, all shares of Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.

(e) Exchange Procedures for Target Stock.

(i) Prior to the Effective Time, the Target shall deliver to each Target Stockholder the Merger Notice. On or after the Effective Time, other than with respect to Dissenting Shares, each Target Stockholder shall surrender to the Target for cancellation either: (A) Certificates representing all of the shares of Common Stock or Preferred Stock, as the case may be, for which such Target Stockholder is the beneficial owner and an accompanying stock power endorsed in blank or accompanied by duly executed assignment documents or (B) an affidavit and any other documents specified under Section 3.4 below. Preferred Stockholders shall be entitled to receive in exchange for surrendered Certificates representing shares of Preferred Stock or such affidavit or other document specified in Section 3.4 below, and the Target Stockholder Representative shall cause to be delivered to such Preferred Stockholder, as soon as reasonably practicable after the delivery by such Preferred Stockholder of such Certificates or affidavits for cancellation, the portion of the Total Merger Consideration that such Preferred Stockholder shall be entitled to receive pursuant to Section 3.3(c) below. Any Certificates representing Preferred Stock so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the portion of the Total Merger Consideration into which such shares of Preferred Stock shall have been so converted pursuant to Section 3.3(c) below. In the event that a holder of Preferred Stock surrenders Certificates or affidavits representing Preferred Stock to the Target Stockholder Representative at any time, the Target Stockholder Representative shall promptly deliver such Certificates or affidavits to the Surviving Corporation. In the event that a holder of Preferred Stock surrenders Certificates or affidavits representing Preferred Stock to the Surviving Corporation after the Effective Time, the Surviving Corporation shall promptly notify the Target Stockholder Representative of such surrender and the Target Stockholder Representative shall promptly deliver to such Preferred Stockholder the portion of the Total Merger Consideration, if any, to which such Preferred Stockholder is entitled to receive pursuant to Section 3.3(c) below.

3.3 Surrender of Target Stock; Payment of Merger Consideration.

(a) Payment of Closing Date Merger Consideration. Parent shall pay at the Closing, via wire transfer in immediately available funds to a single account specified in writing by the Target Stockholder Representative, the Closing Date Merger Consideration.

(b) Common Stock. On the Closing Date, each Common Stockholder shall surrender to the Target for cancellation Certificates and/or affidavits representing all of such Common Stockholder’s outstanding Common Stock. The Common Stockholders shall not be entitled to any payment in exchange for the surrender of such Certificates and/or affidavits.

(c) Preferred Stock. Except as set forth in Section 3.4 and subject to the terms and conditions of this Agreement, in exchange for Certificates and/or affidavits representing all of its outstanding Preferred Stock (other than Dissenting Shares) delivered at the Closing, each Preferred Stockholder (other than Dissenting Stockholders) shall be entitled to receive an amount equal to the Per Share Merger Consideration multiplied by the number of shares of Preferred Stock owned by such Preferred Stockholder as reflected in the capitalization table attached hereto as Exhibit E. Promptly following the Effective Time, the Target Stockholder Representative shall pay to each Preferred Stockholder (other than Dissenting Stockholders) the amount of cash to which such Preferred Stockholder is entitled pursuant to this Section 3.3(c).

3.4 Lost, Stolen or Destroyed Certificates. Subject to Section 3.1, Section 3.2 and Section 3.3, in the event that any Certificates shall have been lost, stolen or destroyed, in respect of such lost, stolen or destroyed Certificates, the holder shall deliver an affidavit of that fact; provided, however, that Parent may, in its sole and absolute discretion, and as a condition precedent to the payment thereof, require the owner of a lost, stolen or destroyed Certificate representing shares of Preferred Stock to deliver a bond in an amount equal to the Per Share Merger Consideration to which such owner would be entitled in accordance with this Article III multiplied by the number of shares of Preferred Stock that are the subject of such affidavit of loss, theft or destruction as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.5 Appraisal Rights; Dissenting Shares. Subject to Section 8.1(c) hereof, any Target Stockholder who has properly demanded an appraisal and perfected the right to dissent under the DGCL and who has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be entitled to receive such Target Stockholder’s portion of the Total Merger Consideration pursuant to Section 3.3(a) or Section 3.3(b), as applicable, and the holders thereof shall be entitled only to such rights as are granted by the DGCL in accordance with the terms of the DGCL. The Target shall give Parent prompt notice upon receipt by the Target of any such written demands for payment of the fair value of such shares of Target Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demands being hereafter called a “Dissenting Stockholder”). Any payments made in respect of Dissenting Shares shall be made by Parent. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or its right to such payment at or prior to the Effective Time, such holder’s shares of Target Stock shall be converted into a right to receive such holder’s portion of the Total Merger Consideration pursuant to Section 3.3(a) or Section 3.3(b), as applicable.

3.6 No Further Ownership Rights in Target Capital Stock. The Total Merger Consideration (less any amounts returned to Parent by Escrow Agent from the Escrow Amount pursuant to the Escrow Agreement) delivered in accordance with the terms of this Agreement shall be deemed to have been issued in full payment and satisfaction of all rights pertaining to the Target’s capital stock. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of the Target which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of Preferred Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and converted into the right to receive an amount equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Preferred Stock represented by such Certificate as provided in this Article III, except as otherwise provided by Applicable Law. If, after the Effective Time, Certificates representing shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled.

3.7 Target Stockholder Representative.

(a) Upon the approval of the Target Stockholders by vote at a meeting of such Target Stockholders or by written consent, which shall have been obtained prior to the execution of this Agreement, M/C Venture Partners V, L.P. has been appointed as and constitutes the “Target Stockholder Representative” and as such shall serve as and have all powers as agent and attorney-in-fact of each Target Stockholder, for and on behalf of such Target Stockholders for purposes of this Agreement: to give and receive notices and communications; to enter into the Escrow Agreement on behalf of the Target Stockholders; to have authority to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any disputes involving any claims for indemnification made by Parent; to sign receipts, consents or other documents and to effect the transactions contemplated hereby; and to take all actions necessary or appropriate in the judgment of the Target Stockholder Representative for the accomplishment of the foregoing. The Target Stockholder may resign such position for any reason upon at least thirty (30) days prior written notice delivered to Parent and the Target Stockholders. The Target Stockholders who held at least a majority of the Target Preferred Stock as of the Closing shall, by written notice to Parent, appoint a successor Target Stockholder Representative within thirty (30) days. Notice or communications to or from any Target Stockholder Representative shall constitute notice to or from each of the Target Stockholders.

(b) The Target Stockholder Representative may be changed following the Closing by a vote of the Target Stockholders who held at least a majority of the Target Preferred Stock at the Closing from time to time upon not less than ten (10) days prior written notice to Parent.

(c) The Target Stockholder Representative shall not be liable for any action taken or not taken as a Target Stockholder Representative in the absence of such Target Stockholder Representative’s gross negligence, fraud or willful misconduct. No bond shall be required of the Target Stockholder Representative, and the Target Stockholder Representative shall not receive compensation for his services. The Target Stockholder Representative shall incur no Liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by him to be genuine and to have been signed by the proper person, nor for any other action or inaction, except to the extent caused by his own gross negligence, fraud or willful misconduct. The Target Stockholders shall indemnify the Target Stockholder Representative pursuant to Section 9.2(d) hereof. The Target Stockholder Representative shall be entitled to such indemnification from the Escrow Amount to the extent that the Escrow Amount would otherwise be distributable to the Target Stockholders in accordance with this Agreement and the Escrow Agreement.

(d) A decision, act, consent or instruction of the Target Stockholder Representative shall constitute a decision of all the Target Stockholders, and shall be final, binding and conclusive upon each of the Target Stockholders, and Parent, Merger Sub, Surviving Corporation and the Target may rely upon any decision, act, consent or instruction of the Target Stockholder Representative as being the decision, act, consent or instruction of each and all of the Target Stockholders. Parent, Merger Sub and Surviving Corporation are relieved from any Liability to any Target Stockholder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Target Stockholder Representative.

(e) The Principal Target Stockholders agree to pay their Pro Rata Portion of, and to reimburse Target Stockholder Representative for, the cost of any attorneys, accountants or other advisors retained by the Target Stockholder Representative in connection with any action taken or not taken as a Target Stockholder Representative, and other reasonable expenses incurred by the Target Stockholder Representative, pursuant to the authorization granted in this Section 3.7, and neither Parent nor Surviving Corporation shall be responsible for any such expenses except to the extent such expenses are rightfully the responsibility of Parent or the Surviving Corporation in accordance with Section 9.3 of this Agreement.

(f) The Target Stockholders agree to take any and all action as may be reasonably required by the Target Stockholder Representative (including, without limitation, the execution of certificates, transfer documents, receipts, instruments, consents or similar documents) to effectuate the purposes of this Agreement.

ARTICLE IV.

Representations and Warranties Concerning the Transaction

4.1 Representations and Warranties of the Principal Target Stockholders. Each of the Principal Target Stockholders represents and warrants to Parent and Merger Sub that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.1). Notwithstanding the foregoing, each such Principal Target Stockholder represents and warrants as to itself only and not with respect to any other Target Stockholder.

(a) Organization of Certain Target Stockholders. If the Principal Target Stockholder is a trust, corporation, limited partnership, limited liability company or other business entity, the Principal Target Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Authorization of Transaction. If the Principal Target Stockholder is an individual, such Principal Target Stockholder has the requisite ability and capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party and to consummate the transactions contemplated by this Agreement. If the Principal Target Stockholder is an entity, such Principal Target Stockholder has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which the Principal Target Stockholder is a party constitutes the valid and legally binding obligation of the Principal Target Stockholder, enforceable in accordance with its terms and conditions. The Principal Target Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, including, without limitation, any Governmental Entity, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and the Ancillary Agreements to which the Principal Target Stockholder is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which the Principal Target Stockholder is subject or, if the Principal Target Stockholder is an entity, any provision of its Organization Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Principal Target Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject.

(d) Target Shares. The Principal Target Stockholder holds of record and owns beneficially (i) as of the date of this Agreement, the number of shares of Common Stock, Preferred Stock, Target Warrants and Target Options set forth next to his or its name in Section 4.1(d) of the Target Disclosure Schedule and (ii) as of the Closing Date, the number of shares of Common Stock, Preferred Stock, Target Warrants and Target Options set forth next to his or its name in Section 4.1(d) of the Target Disclosure Schedule, in each case, free and clear of any and all Liens or other restrictions. The Principal Target Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require the Principal Target Stockholder to sell, transfer or otherwise dispose of any capital stock of the Target (other than this Agreement). The Principal Target Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

4.2 Representations and Warranties Concerning Parent and Merger Sub. Parent represents and warrants to the Target Stockholders and the Target that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.2), except as set forth in the disclosure schedule delivered by Parent to the Target on the date hereof (the “Parent Disclosure Schedule”).

(a) Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to carry on the businesses in which it is engaged. Each of Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(b) Authorization of Transaction. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Ancillary Agreements to which Parent and Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms and conditions, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Except for the filing and effectiveness of the Certificate of Merger as contemplated herein, neither Parent nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party, including, without limitation, any Governmental Entity, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which Parent or Merger Sub is subject, except where any such violation would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or any provision of its Organization Document.

(d) Brokers’ Fees. Neither Parent nor Merger Sub has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Target or any Target Stockholder could reasonably be expected to become liable or obligated.

ARTICLE V.

Representations and Warranties Concerning the Target

The Target Stockholders Severally and the Target represent and warrant to Parent that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule delivered by the Target to Parent on the date hereof (the “Target Disclosure Schedule”). Nothing in the Target Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Target Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Target Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

5.1 Organization, Qualification and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except to the extent that the failure to be so qualified and in good standing would not have a Material Adverse Effect on Target. Each of the Target and its Subsidiaries has the requisite corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5.1 of the Target Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries. The minute books (containing the records of meetings of the incorporator, the stockholders, the board of directors and any committees of the board of directors) are correct and complete in all material respects and have been provided or made available to Parent. The stock certificate books and the stock record books of the Target and its Subsidiaries are correct and complete and have been provided or made available to Parent. Neither the Target nor its Subsidiaries is in default under or in violation of any provision of their respective Organization Documents. The copies of the Organization Documents of the Target and its Subsidiaries which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

5.2 Capitalization. The entire authorized capital stock of the Target consists of 67,000,000 shares of Common Stock and 45,000,000 shares of Preferred Stock, of which 45,000,000 shares have been designated as Series A Participating Preferred Stock. As of the date of this Agreement, there are 10,347,372 shares of Common Stock and 43,743,452 shares of Preferred Stock issued and outstanding. As of the date of this Agreement, there are options to purchase 9,656,937 shares of Common Stock authorized under the Target Stock Option Plan and options to purchase 7,033,585 shares of Common Stock issued and outstanding. As of the date of this Agreement, there are no options to purchase shares of Preferred Stock authorized, issued or outstanding. As of the date of this Agreement, there are warrants to purchase 1,544,448 shares of Common Stock and there are warrants to purchase 3,713,400 shares of Preferred Stock issued and outstanding. As of the date of this Agreement, there are no shares of restricted capital stock of the Target issued and outstanding. All of the issued and outstanding shares of the Target’s capital stock, and options and warrants to purchase shares of the Target’s capital stock, have been duly authorized, are validly issued, fully paid, and nonassessable and free from any preemptive rights or other restrictions, and are held of record by each of the respective Target Stockholders as set forth in Section 4.1(d) of the Target Disclosure Schedule. Immediately prior to the Effective Time, other than Target Options and the Target Warrants, there will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth in Section 5.2 of the Target Disclosure Schedule, as of the date of this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target. There are no securities of the Target, except for the Preferred Stock, convertible into or exchangeable for shares of capital stock or voting securities of the Target outstanding. To the Knowledge of the Target, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Target. Except as set forth on Section 5.2 of the Target Disclosure Schedule, the Target is not a party to any employment or other agreements, and has not made any offers for employment, that contemplate or obligate the Target to grant after the date of this Agreement any options or issue any stock or other instruments convertible into stock. No bonds, debentures, notes or other indebtedness of the Target having the right to vote on any matters on which stockholders may vote (“Target Voting Debt”) are issued or outstanding. There are no outstanding obligations of the Target to repurchase, redeem or otherwise acquire any shares of capital stock of the Target.

5.3 Authority; Noncontravention.

(a) The Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the required Target Stockholder approval as provided in Section 5.26 below. The Board of Directors of the Target has approved this Agreement and the transactions contemplated by this Agreement.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Target, subject only to the required Target Stockholder approval as provided in Section 5.26 below. This Agreement has been duly executed and delivered by the Target and constitutes a valid and binding agreement of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which any of the Target or its Subsidiaries are subject, or (ii) conflict with or violate any provision of the Organization Documents of the Target or its Subsidiaries, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or otherwise result in a Material Adverse Effect or require any notice under any agreement, contract, lease, license, instrument or other arrangement required to be listed on Section 5.16 of the Target Disclosure Schedule.

(c) Except as set forth on Section 5.3(c) of the Target Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including without limitation any Governmental Entity, is required by or with respect to the Target and its Subsidiaries in connection with the execution and delivery of this Agreement by the Parties or the consummation by the Target and its Subsidiaries of the transactions contemplated hereby, except for the DGCL with respect to the filing and recordation of appropriate merger or other documents.

5.4 Brokers’ Fees. Except as set forth on Section 5.4 of the Target Disclosure Schedule, none of the Target, its Subsidiaries or any Affiliate thereof has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.5 Title to Assets. Except as set forth on Section 5.5 of the Target Disclosure Schedule, each of the Target and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens other than Liens which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Target, and which have arisen in the Ordinary Course of Business, which Liens are set forth on Section 5.5 of the Target Disclosure Schedule, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

5.6 Subsidiaries. Section 5.6 of the Target Disclosure Schedule sets forth each Subsidiary of Target together with (i) its name and jurisdiction of organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The Target holds of record and owns beneficially all of the outstanding shares of each of the Subsidiaries, free and clear of any and all Liens and other restrictions. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require either of the Target or its Subsidiaries to sell, transfer or otherwise dispose of any capital stock of its Subsidiaries or that could require its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Subsidiaries of the Target. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiaries of the Target. Neither the Target nor its Subsidiaries controls, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary of the Target. Neither the Target nor its Subsidiaries own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

5.7 Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2002, December 31, 2003 and the Most Recent Fiscal Year End for the Target and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the Most Recent Fiscal Month End for the Target and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Target and its Subsidiaries as of such dates, and the results of operations of the Target and its Subsidiaries for such periods, are correct and complete in all material respects and are consistent with the books and records of the Target and its Subsidiaries.

5.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect on the Target and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as set forth on Section 5.8 of the Target Disclosure Schedule:

(a) neither the Target nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(b) neither the Target nor its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(c) neither the Target nor its Subsidiaries and, to the Knowledge of the Target, no other party has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Target or any of its Subsidiaries is a party or by which any of them is bound;

(d) neither the Target nor any of its Subsidiaries has imposed or has experienced the imposition of any Lien upon any of its assets, tangible or intangible, other than Liens which do not materially impair the operations of the Target and which have arisen in the Ordinary Course of Business;

(e) neither the Target nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 singly or in the aggregate or outside the Ordinary Course of Business;

(f) neither the Target nor any of its Subsidiaries has made any investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(g) neither the Target nor any of its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

(h) neither the Target nor any of its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(i) neither the Target nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Target Proprietary Information outside the Ordinary Course of Business;

(j) there has been no change made or authorized in the Organization Documents of either of Target or its Subsidiaries;

(k) neither the Target nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

(l) neither the Target nor any of its Subsidiaries has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) neither the Target nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, Affiliates, stockholders and employees other than travel and expense advances made in the Ordinary Course of Business which have been repaid by such persons;

(n) neither the Target nor any of its Subsidiaries has entered into any employment contract, severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o) neither the Target nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

(p) neither the Target nor any of its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers, employees and consultants (or taken any such action with respect to any other Employee Benefit Plan);

(q) neither the Target nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

(r) neither the Target nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(s) neither the Target nor any of its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

(t) except as identified in Section 5.8(n), neither the Target nor any of its Subsidiaries has made any loans or advances of money, other than travel and expense advances made in the Ordinary Course of Business which have been repaid by such persons;

(u) to the Knowledge of the Target, neither the Target nor any of its Subsidiaries has disclosed any Confidential Information, other than to third parties who have entered into a confidentiality or non-disclosure agreement with the Target; and

(v) neither the Target nor any of its Subsidiaries has committed to doing any of the foregoing.

5.9 Undisclosed Liabilities. Except as set forth in Section 5.9 of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries has any Liability in excess of $10,000 (and to the Knowledge of the Target, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability in excess of $10,000), except for (i) Liabilities set forth in the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law and is in excess of $10,000).

5.10 Legal Compliance. Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has materially complied with all Applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Knowledge of the Target, threatened against any of them alleging any failures to so comply. Each of the Target and its Subsidiaries has made all required registrations and filings with and submissions to all applicable Governmental Entities material to its operations as currently conducted and with respect to the issuance of its capital stock. Each of the Target and its Subsidiaries holds all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of its business (collectively, the “Target Permits”). Each of the Target and its Subsidiaries is in compliance in all material respects with the terms of the Target Permits. Except as set forth on Section 5.10 of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries has received any notice or other written communication from or on behalf of any Governmental Entity alleging (i) any violation of any Target Permit or (ii) that the Target or any of its Subsidiaries requires any Target Permit required for its business that is not currently held by it.

5.11 Tax Matters.

(a) Each of the Target and its Subsidiaries has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all Applicable Laws and regulations. All Taxes due and owing by the Target or its Subsidiaries (whether or not shown on any Tax Return) have been paid when due.

(b) Each of the Target and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all Applicable Laws and regulations relating to the withholding and payment of such Taxes.

(c) Neither Target nor any of its Subsidiaries has received notice from an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of either the Target or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than for current Taxes not yet due and payable).

(d) Neither the Target nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return for which such Tax Return has not subsequently been filed. Neither the Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) No officer or director (or employee responsible for Tax matters) of the Target and its Subsidiaries has any Knowledge of any Basis for a Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. No non-United States, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Target or its Subsidiaries. Neither the Target nor any of its Subsidiaries has received from any non-United States, federal, state or local taxing authority (including jurisdictions where the Target or its Subsidiaries have not filed Tax Returns) any:

(i) notice indicating an intent to open an audit or other review or proceeding;

(ii) request for information related to Tax matters; or

(iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing authority against the Target or its Subsidiaries.

(f) Section 5.11(f) of the Target Disclosure Schedule lists all federal, state, local and non-United States income Tax Returns filed with respect to the Target and its Subsidiaries for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to Parent correct and complete copies of all federal income Tax Returns, notices, examination reports and statements of deficiencies assessed against or agreed to by any of the Target or its Subsidiaries since December 31, 1998.

(g) The unpaid Taxes of the Target and its Subsidiaries:

(i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and

(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, neither the Target nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(h) neither the Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-United States income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-United States income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Target nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162(a), 162(m) or 280G (or any analogous state law provision).

(j) Neither the Target nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) Each of the Target and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(l) Neither the Target nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than of the Target and its Subsidiaries) under Treasury Regulations Section 1.1502–6 (or any similar provision of Applicable Law), as a transferee or successor, by contract, or otherwise. Neither the Target nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(m) Neither the Target nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Code Section 355 (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in connection with the Merger.

5.12 Real Property. Neither the Target nor any of its Subsidiaries owns any real property. Section 5.12 of the Target Disclosure Schedule sets forth a true and complete list of all real property leased or subleased to the Target and its Subsidiaries. Each of the Target and its Subsidiaries has delivered to Parent correct and complete copies of the leases and subleases listed in Section 5.12 of the Target Disclosure Schedule (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). With respect to each lease and sublease listed in Section 5.12 of the Target Disclosure Schedule:

(a) the lease or sublease is a valid and binding agreement of the Target, in full force and effect and enforceable against Target and, to the Knowledge of Target, against any other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) the lease or sublease will continue to be a valid and binding agreement, enforceable against Target and, to the Knowledge of Target, against any other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(c) none of the Target, its Subsidiaries, or to the Knowledge of the Target, any other party to the lease or sublease is in breach or default, and to the Knowledge of the Target, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(d) no security deposit or portion thereof deposited with respect to the lease or sublease has been applied in respect of a breach or default under such lease or sublease which has not been re-deposited in full;

(e) neither the Target nor any of its Subsidiaries owes, or will owe during the current term or any renewal term of such lease or sublease, any brokerage commissions or finder’s fees with respect to such lease or sublease;

(f) except as set forth in Section 5.12 of the Target Disclosure Schedule, the other party to such lease or sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Target nor its Subsidiaries;

(g) to the Knowledge of the Target, no party to the lease or sublease has repudiated any provision thereof nor are there any disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(h) with respect to each sublease where the Target or any of its Subsidiaries is the sublessee, the representations and warranties set forth in subsections (a) through (g) above are, to the Knowledge of the Target, true and correct with respect to the underlying lease;

(i) neither the Target nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or otherwise subjected to a Lien any interest in the leasehold or subleasehold;

(j) to the Knowledge of the Target, all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with Applicable Laws, rules and regulations, except to the extent that noncompliance would not have a Material Adverse Effect on Target and its Subsidiaries, taken as a whole; and

(k) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

5.13 Proprietary Information.

(a) Set forth in Section 5.13(a) of the Target Disclosure Schedule is a complete list as of the date hereof and as of the Closing Date of each of the following items: (i) all United States and non-United States patents (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like), patent applications (including applications for utility, model and design patents, supplementary protection certificates, certificates of invention and the like), and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications, registrations of trademarks (including service marks), trade names, Internet domain names, URLs and applications therefor, business names and registrations therefor, and registrations of copyrights and applications therefor that are owned or applied for by or licensed on an exclusive basis to each of the Target or its Subsidiaries (collectively, the “Owned Proprietary Information”); (ii) all licenses, sublicenses, agreements, contracts, waivers, permissions, documents and other arrangements currently in effect (whether written or oral) pursuant to which the Target or any of its Subsidiaries is entitled to use any Proprietary Information owned by any third party (the “Third Party Licenses”); and (iii) all licenses, sublicenses, agreements, contracts, waivers, permissions, immunities, options, documents and other arrangements (whether written or oral) under which the Target or any of its Subsidiaries has granted any Person the right to use any Target Proprietary Information or has granted any Person any right which would provide such Person with a defense to patent infringement proceedings anywhere in the world (the “Target Licenses”). The Target has delivered to Parent true and correct copies of each of the items required to be set forth in Section 5.13(a) of the Target Disclosure Schedule.

(b) The Target and its Subsidiaries are the sole legal and beneficial owners of and possess legally enforceable rights in, all Owned Proprietary Information. The Target and its Subsidiaries are licensed to use the Third Party Licenses in accordance with the terms thereof. Except as set forth in Section 5.13(b) of the Target Disclosure Schedule, the Target and its Subsidiaries possess legally enforceable rights in, or otherwise have the right to use, all other Target Proprietary Information, and there are no royalty or other payment obligations associated with the Target’s or its Subsidiaries’ use of the Proprietary Information that is the subject of such Third Party Licenses. Except as set forth in Section 5.13(b) of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries has developed jointly with any other Person any Target Proprietary Information with respect to which such other Person has any rights. Each item of Owned Proprietary Information is valid, enforceable, unexpired and subsisting. The Target Proprietary Information constitute all of the intellectual property necessary to enable the Target and its Subsidiaries to conduct their businesses as heretofore and as currently being conducted, other than as set forth in Section 5.13(b) of the Target Disclosure Schedule.

(c) Except as set forth in Section 5.13(c) of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries has entered into any agreements or licenses, other than Target Licenses for products of the Target and its Subsidiaries entered into in the Ordinary Course of Business, or created any Liens, leases, equities, claims, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which affect the Target Proprietary Information.

(d) The Target, its Subsidiaries and, to the Knowledge of the Target and its Subsidiaries, all third parties are in compliance in all respects with the Third Party Licenses and the Target Licenses. No event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under a material Third Party License or Target License.

(e) Except as set forth in Section 5.13(e) of the Target Disclosure Schedule, each of the Target and its Subsidiaries is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in material breach, violation or default of any Third Party License or Target License. Except where the Target or its Subsidiaries fail to obtain a consent to the transfer of any Third Party License or Target License listed in Section 5.13(a) of the Target Disclosure Schedule, the rights of the Target, its Subsidiaries or the Surviving Corporation to the Target Proprietary Information will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(f) All registrations and filings related to the Owned Proprietary Information are in good standing, except as set forth in Section 5.13(f) of the Target Disclosure Schedule. All maintenance and renewal fees necessary to preserve the rights of the Target and its Subsidiaries in respect of the Owned Proprietary Information have been paid, except as set forth in Section 5.13(f) of the Target Disclosure Schedule. The registrations and filings relating to the Owned Proprietary Information are proceeding and, except as set forth in Section 5.13(f) of the Target Disclosure Schedule and to the Knowledge of the Target, there are no material facts which could reasonably be expected to (A) significantly undermine those registrations or filings (including any facts which could reasonably be expected to cause the invalidity or unenforceability of, or reduce the scope of protection of, any patents arising from such applications) or (B) otherwise restrict the Target’s, its Subsidiaries’, Parent’s or the Surviving Corporation’s quiet enjoyment of the Owned Proprietary Information.

(g) Except as set forth in Section 5.13(g) of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries has received written notice of any allegations, claims or proceedings instituted or pending which challenge the rights possessed by the Target or its Subsidiaries to use the Target Proprietary Information, including, without limitation any interferences, oppositions, cancellations or other contested proceedings, nor to the Knowledge of Target is there any valid Basis for the same.

(h) Neither the Target nor any of its Subsidiaries has received notice of any outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Owned Proprietary Information nor, to the Knowledge of the Target, is there any valid Basis for the same.

(i) Except as set forth in Section 5.13(i) of the Target Disclosure Schedule, none of the Target’s or its Subsidiaries’ present or past practices of any technologies could serve as the Basis for any claim by a third party for infringement of such third party’s Proprietary Information. Neither the Target, its Subsidiaries, nor, to the Knowledge of the Target, any current or former employee, officer, director or stockholder of the Target or its Subsidiaries, nor any current or former consultant or other independent contractor to the Target or its Subsidiaries, has misappropriated or is misappropriating any Proprietary Information or any other confidential information or other property of any Person. To the Knowledge of the

Target, the activities of the Target’s or its Subsidiaries’ employees do not violate any agreements or arrangements known to the Target or its Subsidiaries which any such employees have with former employers or any other Person.

(j) Commercially reasonable measures have been taken to maintain the confidentiality of the Owned Proprietary Information to the extent such Owned Proprietary Information constitutes trade secrets of Target or its Subsidiaries, and of all other information the value of which to the Target or its Subsidiaries is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, except as set forth in Section 5.13(j) of the Target Disclosure Schedule, each current and former employee, officer and director of the Target or its Subsidiaries, and each current and former independent contractor to the Target or its Subsidiaries who has had access to Target Proprietary Information with respect to the Target or its Subsidiaries, has entered into an agreement suitable to vest ownership rights to any inventions, discoveries, innovations, improvements, creations, developments, results and works in the Target or its Subsidiaries related to the Target Proprietary Information and has entered into an agreement for maintaining the confidential or proprietary information of the Target and its Subsidiaries. All of the foregoing agreements are in full force and effect in accordance with their respective terms. To the Knowledge of the Target, there is no unauthorized use, infringement or misappropriation of the Target Proprietary Information by any current or former employee, officer, director or stockholder, nor by any current or former consultant or independent contractor to the Target or its Subsidiaries.

(k) Each of the computer software programs included within the Owned Proprietary Information, which programs are set forth in Section 5.13(k) of the Target Disclosure Schedule (the “Operational Software”), is functional and operational in all material respects in accordance with its specifications, has been documented in accordance with each of the Target’s and its Subsidiaries’ standard practices, and each of the Target and its Subsidiaries possesses both the source code and object code versions thereof.

(l) Set forth in Section 5.13(l) of the Target Disclosure Schedule is a true and complete list of all computer software programs currently in active development by or on behalf of the Target and its Subsidiaries (the “Developing Software”). Section 5.13(l) of the Target Disclosure Schedule also sets forth whether each such program is being internally or externally developed and, if externally developed, the name of the third party developer.

(m) To the Knowledge of the Target and the key technical employees of the Target, each of the Operational Software and the Developing Software does not contain any virus, worm, Trojan horse or other destructive or malicious code or any time-related restrictions on functionality or performance. The Operational Software complies in all material respects with all contractual commitments (other than all applicable warranties) and complies in all respects with all applicable warranties relating to the use, functionality or performance of such Operational Software or any product or system containing or used in conjunction with such Operational Software.

(n) Except as set forth in Section 5.13(n) of the Target Disclosure Schedule, the Target and its Subsidiaries are the sole legal and beneficial owners of and possess legally enforceable rights in, all Operational Software and Developing Software and no

Operational Software or Developing Software is subject to any copyright or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that could (i) require, or could condition the use or distribution of such Operational Software or Developing Software on, the disclosure, licensing or distribution of any Proprietary Information of Target, its Subsidiaries or Parent, or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Target, its Subsidiaries or Parent to use or distribute any such Operational Software or Developing Software.

5.14 Indebtedness.

(a) Neither the Target nor any of its Subsidiaries has any obligation for Indebtedness exceeding $10,000 in aggregate principal amount other than, and in the amount, as set forth in Section 5.14(a) of the Target Disclosure Schedule. True and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Parent heretofore. Except as described in Section 5.14(a) of the Target Disclosure Schedule, no event has occurred and no condition exists (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or event of default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Target or its Subsidiaries or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Target or its Subsidiaries to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Section 5.14(a) of the Target Disclosure Schedule, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) As of the Closing Date, except as described in Section 5.14(b) of the Target Disclosure Schedule, neither the Target nor any of its Subsidiaries will have any obligation for Indebtedness with respect to any of the assets of the Target and its Subsidiaries.

5.15 Tangible Assets. Except as set forth on Section 5.15 of the Target Disclosure Schedule, the Target and its Subsidiaries own or lease all machinery, equipment, tools and other tangible assets necessary for the conduct of its business as presently conducted. Except as set forth on Section 5.15 of the Target Disclosure Schedule, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

5.16 Contracts. Section 5.16 of the Target Disclosure Schedule lists the following contracts and other agreements to which the Target or its Subsidiaries is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that involves consideration in excess of $10,000;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangibles, other than Liens which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Target, and which have not arisen otherwise than in the ordinary course of business;

(e) any agreement concerning confidentiality or noncompetition or non-solicitation of employees or customers of any third party;

(f) any current agreement with any of the Target Stockholders or their Affiliates (other than the Target and its Subsidiaries);

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

(h) any collective bargaining agreement;

(i) any agreement (including offer letters for “at will” employment) for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

(j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, consultants, employees, Affiliates and stockholders, other than travel and expense advances made in the Ordinary Course of Business and which have been repaid by such person;

(k) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(l) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(m) to the extent not already described in Section 5.16 above, any agreement under which the Target or its Subsidiaries have made any advance or loan to any other Person, other than travel and expense advances made in the Ordinary Course of Business and which have been repaid by such person; or

(n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Target and its Subsidiaries have delivered to Parent a correct and complete copy of each written agreement listed in Section 5.16 of the Target Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.16 of the Target Disclosure Schedule. With respect to each such agreement: (i) the agreement is a valid and binding agreement of the Target, in full force and effect and enforceable against Target and, to the Knowledge of Target, against the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) no consent, notice or approval of any third party is required thereunder to consummate the transactions contemplated by this Agreement; (iii) the agreement will continue to be a valid and binding agreement of the Target, in full force and effect on identical terms following the Merger and the consummation of the transactions contemplated hereby, and enforceable against Target and, to the Knowledge of the Target, against the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iv) the Target is not and, to the Knowledge of the Target, no party other than the Target is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Target or, to the Knowledge of the Target, any other party thereto, or permit termination, modification, or acceleration, under the agreement, or a basis of force majeure or other claim of excusable delay under the agreement; and (v) the Target has not and, to the Knowledge of the Target, no party other than the Target has, repudiated any provision of the agreement.

5.17 Affiliated Transactions. Except as set forth in Section 5.17 of the Target Disclosure Schedule, neither the Target nor its Subsidiaries, directly or indirectly, has entered into any agreement, arrangement or understanding with or commitment or obligation to or from any of its respective stockholders, officers, directors, consultants or employees (or any of their respective Affiliates), whether written or oral. Without limiting the generality of the foregoing, no stockholder, officer, director or employee of the Target or its Subsidiaries (or any of their respective Affiliates) is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any property, real or personal, tangible or intangible, owned or used by the Target and its Subsidiaries and no such person is, directly or indirectly, a lender to or debtor of the Target and its Subsidiaries.

5.18 Accounts Receivable and Accounts Payable. All current accounts receivable of each of the Target and its Subsidiaries are set forth on the Most Recent Balance Sheet. All accounts receivable of the Target reflected on the Most Recent Balance Sheet are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Target and its Subsidiaries. Except as set forth in Section 5.8(g) of the Target Disclosure Schedule, none of the accounts payable of the Target are past due and, in the event that any accounts payable become past due following the date of this Agreement, no late fees shall be payable in connection with such accounts.

5.19 Insurance.

(a) Section 5.19 of the Target Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing directors’ and officers’ indemnification, property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which each of the Target or its Subsidiaries is currently a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name of the insurer, the name of the policyholder and the name of each covered insured;

(ii) the policy number and the period of coverage; and

(iii) the amount (including a description of deductibles and ceilings) of coverage.

(b) With respect to each such insurance policy: (i) the policy is a valid and binding agreement of the Target, enforceable against the Target and, to the Knowledge of the Target, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the policy will continue to be a valid and binding agreement of the Target, enforceable against the Target and, to the Knowledge of the Target, each other party thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Target, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; and (iv) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any other party to the policy has repudiated any provision thereof. Section 5.19 of the Target Disclosure Schedule describes any self-insurance arrangements affecting the Target or its Subsidiaries.

5.20 Litigation. Section 5.20 of the Target Disclosure Schedule sets forth each instance in which each of the Target or its Subsidiaries (a) is or has been subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is or has been a party or is, to the Knowledge of the Target, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency or any Governmental Entity. None of the actions, suits, proceedings, hearings and investigations set forth in Section 5.20 of the Target Disclosure Schedule could reasonably be expected to have any Material Adverse Effect on the Target or any of its Subsidiaries, the Parent or any of its Subsidiaries, or the Surviving Corporation. None of the directors and officers of the Target and any of its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Target or any of its Subsidiaries and, to the Knowledge of Target, there is no Basis for the foregoing.

5.21 Product Warranty. Each product manufactured, sold, leased, delivered, or service delivered, by the Target or any of its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and implied warranties and in all respects with all express warranties, and neither the Target nor its Subsidiaries has any Liability (and to the Knowledge of the Target there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product or service warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries. Section 5.21 of the Target Disclosure Schedule includes copies of the standard terms and conditions for sale of products and services for the Target and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). No product manufactured, sold, leased or delivered, or service delivered, by the Target or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in Section 5.21 of the Target Disclosure Schedule.

5.22 Employees and Labor Matters.

(a) To the Knowledge of the Target and employees with responsibility for employment matters of the Target and its Subsidiaries, no executive, key employee or group of employees has any plans to terminate employment with the Target or its Subsidiaries.

(b) Section 5.22(b) of the Target Disclosure Schedule contains a list of (i) all full, part-time and hourly employees of the Target and its Subsidiaries as of the date of this Agreement (the “Target Employees”), and (ii) all independent contractors to the Target and its Subsidiaries who have rendered services to the Target and its Subsidiaries within the last twelve (12) months. Section 5.22(b) of the Target Disclosure Schedule sets forth for each Target Employee the following information as of the date hereof: (A) title, (B) base or hourly compensation, (C) accrued and unused vacation and sick pay and (D) bonuses paid or accrued with respect to the current fiscal year.

(c) Neither Parent nor the Target and its Subsidiaries will have any responsibility for continuing any individual in the employ (or retaining any Person as a consultant) of Parent or the Target and its Subsidiaries from and after the Closing or have any Liability for any severance payments or other benefit payments to or similar arrangements with any such Person.

(d) Neither the Target nor any of its Subsidiaries has experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the Knowledge of the Target, threatened. To the Knowledge of the Target, (i) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Target Employees, and (ii) during the last five (5) years, no union or other labor organization has attempted to organize any current or former employees of the Target and its Subsidiaries.

(e) There are no claims, controversies, labor disturbances, investigations, proceedings or complaints pending or, to the Knowledge of the Target, threatened, by any Governmental Entity or any Target Employees or any party or parties representing any of such Target Employees or any former employer of any current Target Employees, against the Target or its Subsidiaries before any court, arbitrator or other tribunal. Except as set forth on Section 5.22(e) of the Target Disclosure Schedule, there are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Target or its Subsidiaries involving employees now or previously employed by the Target or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Target nor, to the Knowledge of the Target, do any facts or circumstances exist that could provide a Basis for the same.

(f) Each of the Target and its Subsidiaries has materially complied with all Applicable Laws, regulations and rules relating to employees, the employment of labor, and the safety and health of employees, including, without limitation, all Applicable Laws relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act of 1993, collective bargaining and the collection and payment of withholding Taxes and similar Taxes. Neither the Target nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. To the Knowledge of the Target, no facts or circumstances exist that could provide a reasonable Basis for a claim of wrongful termination by a current or former employee of the Target and its Subsidiaries.

(g) To the Knowledge of the Target, no member of the existing or prior work force of the Target has been subjected to any occupational health or safety hazard as a result of his or her service to the Target and its Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(h) All Persons to whom the Target and its Subsidiaries have made payments for the performance of services prior to the Closing Date have been properly classified as employees or non-employees for the purposes of federal income and employment tax withholding and coverage under all of the Employee Benefit Plans. There has been no determination or assertion by any Governmental Entity, any tribunal or commission, or any Person that any individual has been improperly classified as a non-employee.

5.23 Employee Benefits.

(a) Section 5.23 of the Target Disclosure Schedule lists each Employee Benefit Plan (and all amendments thereto and all written interpretations or written descriptions thereof) that each of the Target or its Subsidiaries maintains, to which each of the Target or its Subsidiaries contributes or has any obligation to contribute, or with respect to which each of the Target or its Subsidiaries has any Liability or potential Liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA, the Code and other Applicable Laws (including compliance with governmental reporting obligations, requirements relating to distribution of information to participants and beneficiaries, and COBRA, HIPAA and USERRA obligations).

(ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met in all material respects with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) have been timely paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code Section 401(a) in all material respects and has received, within the last two years, a favorable determination letter from the Internal Revenue Service and any and all amendments to the Employee Benefit Plan not covered by an IRS determination letter do not adversely affect (or may be amended so as not to adversely affect) its qualified and tax exempt status. To the Knowledge of the Target, no event has occurred and no facts or circumstances exist that (i) may cause or result in the loss or revocation of such determination, or (ii) could adversely affect the tax exempt status of any related trust. There are no current, and there have never been any, ERISA Affiliates.

(v) With respect to each Employee Pension Benefit Plan, the Target has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the three most recent actuarial reports, if any, the three most recent financial statements, all governmental correspondence, filings for the past three years, all governmental rulings, determinations, and opinions (and pending requests for governmental communications, rulings, determinations and opinions) during the last three years, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Pension Benefit Plan.

(b) With respect to each Employee Benefit Plan that the Target maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, or has any Liability or potential Liability:

(i) The Target and its Subsidiaries have not engaged in, or participated in, any transaction which would be considered a non-exempt Prohibited Transaction with respect to any such Employee Benefit Plan and, to the Knowledge of the Target (but only with respect to parties unrelated to the Target), no trustee, administrator or other fiduciary of any Employee Benefit Plan has engaged in any such Prohibited Transaction with respect to such Employee Benefit Plan. Neither the Target nor any of its Subsidiaries, or any trustee, administrator or fiduciary of any Employee Benefit Plan, or any agent of the foregoing (A) has, to the Knowledge of Target, engaged in any transaction or acted or failed to act in a manner that could subject the Target or any of its Subsidiaries or Fiduciary to any Liability for breach of fiduciary duty under ERISA or any other Applicable Law; or (B) has, to the Knowledge of the Target (but only with respect to parties unrelated to the Target), any Liability or potential Liability in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Target, threatened. To the Knowledge of the Target there is no Basis for any such action, suit, proceeding, hearing or investigation.

(ii) The Target has not incurred, and to the Knowledge of the Target there is no Basis for, any Liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iii) To the Knowledge of the Target, no event has occurred and no condition exists that would subject the Target or its Subsidiaries to any Tax under Chapter 43 of the Code or to a fine or penalty under Section 502(c) of ERISA.

(iv) Any previously terminated Employee Benefit Plan intended to comply with Section 401(a) of the Code was terminated in compliance with the plan’s, ERISA’s and the Code’s requirements, has received a favorable determination letter therefor, and the liabilities of the Employee Benefit Plan, the Target and its Subsidiaries were fully satisfied.

(v) Each of the Employee Benefit Plans may be amended or terminated at any time by action of the Target’s Board of Directors (or its Subsidiaries’ Boards of Directors, as the case may be), or a committee of such Board of Directors or a duly authorized officer without Liability (other than for administrative expenses normally incurred in amending or terminating a plan). Neither the Target nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional Employee Benefit Plans which are intended to cover employees or former employees of Target or its Subsidiaries or to amend or modify any existing Employee Benefit Plans which covers or has covered employees or former employees of Target or any of its Subsidiaries.

(c) Neither the Target nor any of its Subsidiaries maintain nor any has maintained, contributes to, has an obligation to contribute to or otherwise has any Liability or potential Liability with respect to (i) any Multiemployer Plan, (ii) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), Section 3(35) of ERISA, or that is otherwise subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (iii) any plan that provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or former employees or directors, their spouses or dependents, other than as required by Section 4980B of the Code, (iv) a “multiple employer welfare association” (“MEWA”) within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employee benefit association” (“VEBA”) within the meaning of Section 501(c)(g) of the Code.

5.24 Environmental, Health, and Safety.

(a) Each of the Target and each of its Subsidiaries has materially complied with and is in material compliance with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Target and its Subsidiaries has obtained and, except as set forth on Section 5.24(a) of the Disclosure Schedule, has been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.

(b) To the Knowledge of the Target, neither the Target nor any of its Subsidiaries has any material Liability (and none of the Target, its Subsidiaries and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Target or its Subsidiaries giving rise to any material Liability, or assumed or undertaken any material Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, including any material Liability for response costs, corrective action costs, personal injury, property damages, natural resources damages or attorneys’ fees, or for any reason under any Environmental, Health, and Safety Law.

(c) Except as set forth on Section 5.24(c) of the Disclosure Schedule, neither the Target, its Subsidiaries nor their respective predecessors has received any written or oral notice, report or other communication regarding any actual or alleged violation of Environmental, Health and Safety Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Laws.

(d) To the Knowledge of the Target, no facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Laws, or give rise to any other Liabilities pursuant to Environmental, Health and Safety Laws, including, without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.25 Guaranties. Neither the Target nor any of its Subsidiaries is a guarantor or is liable for any Liability or obligation (including Indebtedness) of any other Person.

5.26 Vote Required. The affirmative votes of (a) the holders of a majority of the outstanding shares of each of the Common Stock and the Preferred Stock, voting together as a single class, and (b) the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class, are the only votes of the holders of any class or series of the capital stock of the Target, or any other securities entitled to vote, necessary to approve and adopt this Agreement, the Merger and the transactions contemplated hereby.

5.27 Customers and Suppliers.

(a) Section 5.27 of the Target Disclosure Schedule lists the ten (10) largest customers of the Target (on a consolidated basis) for each of the two most recent completed fiscal years and for the current fiscal year through May 31, 2005, and sets forth opposite the name of each such customer the amount of net sales attributable to such customer. Section 5.27 of the Target Disclosure Schedule also lists the ten (10) largest suppliers of the Target (on a consolidated basis) for each of the two most recent completed fiscal years and for the current fiscal year through the Most Recent Fiscal Month End, and sets forth opposite the name of each such supplier the amount of net costs attributable to such supplier.

(b) Since the date of the Most Recent Balance Sheet, no supplier of the Target or its Subsidiaries has notified the Target that it shall stop, or decrease the rate of, supplying products or services to the Target or its Subsidiaries, and no customer listed on Section 5.27 of the Target Disclosure Schedule has notified the Target that it shall stop, or decrease the rate of, buying products or services from the Target or its Subsidiaries.

5.28 Banking. Section 5.28 of the Target Disclosure Schedule contains a true and complete list of the names and locations of all financial institutions at which the Target and its Subsidiaries maintain a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement the numbers or other identification of all such accounts and arrangements.

5.29 Questionable Payments. Neither the Target nor any of its Subsidiaries has, in connection with their respective businesses, (a) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or non-United States government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Target or its Subsidiaries, or (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

5.30 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target or its Subsidiaries.

5.31 Disclosure. None of this Agreement, nor any of the Schedules and Exhibits attached hereto, contains any untrue statement of a material fact with respect to the Target and its Subsidiaries, and none of this Agreement, the Schedules and Exhibits attached hereto, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.32 Diligence. All material information regarding each of the Target and its Subsidiaries has been provided to Parent and its Representatives for review and such information is complete and accurate in all material respects with respect to the information contained therein regarding the Target and its Subsidiaries.

ARTICLE VI.

Pre-Closing Covenants

6.1 Target. During the period from the date of this Agreement and continuing until the Effective Time:

(a) Ordinary Course. Without limiting anything else in this Agreement, the Target shall carry on its business in the Ordinary Course of Business in all material respects; shall not enter into any contracts or arrangements other than in the Ordinary Course of Business, and shall use all commercially reasonable efforts to preserve intact its present business organizations and preserve its relationships with customers, suppliers and others having business dealings with it.

(b) Dividends; Changes in Share Capital. The Target shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Target shall not issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class, any Target Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Target Voting Debt, or enter into any agreement with respect to any of the foregoing.

(d) Target Options. Prior to the Effective Time, the Target shall take all actions necessary to effect the cancellation and extinguishment at or prior to the Effective Time of all outstanding Target Options as contemplated by this subsection under (or by amending) the terms of the Target Stock Option Plan or the agreements relating to the Target Options issued thereunder or by entering into written agreements providing for the same, as the case may be, and including giving any required notices and obtaining any required or appropriate consents, waivers and approvals under the Target Stock Option Plan or agreements relating to the Target Options.

(e) Target Warrants. Prior to the Effective Time, the Target shall take all actions necessary to allow the exercise at or prior to the Effective Time of all outstanding Common Warrants and the surrender of the shares of Common Stock underlying such Common Warrants as contemplated by this Agreement under (or by amending) the terms of the Common Warrants or of the applicable agreements under which such Common Warrants were issued or by entering into written agreements providing for the same, as the case may be, and including giving any required notices and obtaining any required or appropriate consents, waivers and approvals under the Common Warrants or agreements relating to the Common Warrants. Prior to the Effective Time, the Target shall take all actions necessary to allow the exercise at or prior to the Effective Time of all outstanding Preferred Warrants and the surrender of the shares of Preferred Stock underlying such Preferred Warrants as contemplated by this Agreement under (or by amending) the terms of the Preferred Warrants or of the applicable agreements under which such Preferred Warrants were issued or by entering into written agreements providing for the same, as the case may be, and including giving any required notices and obtaining any required or appropriate consents, waivers and approvals under the Preferred Warrants or agreements relating to the Preferred Warrants.

(f) Organization Documents. Except to the extent required to comply with their respective obligations hereunder or required by Applicable Law, neither the Target nor any of its Subsidiaries shall amend or propose to amend its Organization Documents.

(g) Indebtedness. Neither the Target nor any of its Subsidiaries shall: (i) incur any Indebtedness or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Target or guarantee any debt securities of other Persons, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the Ordinary Course of Business, (iv) restructure or refinance its existing Indebtedness, or amend the terms of any agreement or arrangement for Indebtedness, or (v) enter into any derivative contracts, investments in marketable securities, payments, discharges or satisfactions.

(h) Stockholder Approval. The Target shall use its reasonable best efforts to ensure that the Requisite Target Stockholders shall have approved this Agreement and executed General Releases.

(i) Benefit Plans. Other than adjustments in compensation in the Ordinary Course of Business, neither the Target nor any of its Subsidiaries shall (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement, (iii) adopt any new Employee Benefit Plan, or (iv) amend or modify any Employee Benefit Plan, except as required by Applicable Law.

(j) Acquisitions. Neither the Target nor any of its Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any assets that are material, individually or in the aggregate, to the Target and its Subsidiaries.

(k) Liquidation. Neither the Target nor any of its Subsidiaries shall liquidate or dissolve or obligate themselves to do so.

(l) Sales; Liens and Encumbrances. Neither the Target nor any of its Subsidiaries shall sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any property or assets of the Target and its Subsidiaries other than such sales or other encumbrances and security interests that are incurred in the Ordinary Course of Business consistent with past practice.

(m) Material Agreements; New Agreements. The Target and its Subsidiaries shall not terminate or amend, or cause or suffer to be committed any act that would result in a breach or violation on the part of the Target or its Subsidiaries of any material term of or (with or without notice or the passage of time or both) constitute a default on the part of the Target or its Subsidiaries under or otherwise give any Person other than the Target or its Subsidiaries a basis for non-performance under, any agreement listed in Section 5.16 of the Target Disclosure Schedule. The Target and its Subsidiaries shall refrain from becoming a party to any contract or commitment that would have been required to be listed in Section 5.16 of the Target Disclosure Schedule if it had been entered into prior to the date of this Agreement other than in the Ordinary Course of Business.

(n) Capital Expenditures. Neither the Target nor any of its Subsidiaries shall make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of Ten Thousand Dollars ($10,000).

(o) Stock Plans. The Target shall not, without the prior written consent of Parent, (i) make any amendment to the Target Stock Option Plan or any stock agreement, (ii) grant or issue or agree to grant or issue stock awards under the Target Stock Option Plan, or (iii) except as otherwise provided by any current stock option agreement, employment agreement or other agreement between the Target and any option holder, accelerate the vesting of any stock awards under the Target Stock Option Plan.

(p) Compliance with Legal Requirements. The Target and its Subsidiaries shall comply promptly with all requirements that Applicable Laws may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Parent in connection with any such requirements imposed upon Parent, or upon any of its Affiliates, in connection therewith or herewith.

(q) Consents. Each of the Target and its Subsidiaries shall use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof. Without limiting the foregoing, the Target shall use its respective reasonable best efforts to obtain the consent of each of the third parties set forth in Section 5.3(c) of the Target Disclosure Schedule to the assignment to the Surviving Corporation of the Target’s rights under each of their respective agreements with the Target in connection with the Merger.

(r) Maintain Insurance. Each of the Target and its Subsidiaries shall maintain their respective insurance policies set forth in Section 5.19 of the Target Disclosure Schedule in full force and effect and shall not do or willingly allow to be done any act by which any of such policies may be suspended, impaired or cancelled.

(s) Discharge. Neither the Target nor any of its Subsidiaries shall cancel, compromise, release or discharge any material claim of the Target and its Subsidiaries upon or against any Person or waive any material right of the Target and its Subsidiaries, or discharge any Lien upon any asset of the Target and its Subsidiaries or compromise any material debt or other obligation of the Target and its Subsidiaries to any Person other than Liens, debts or obligations with respect to current liabilities of the Target and its Subsidiaries.

(t) Actions. The Target shall not institute, settle or agree to settle any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency or any Governmental Entity.

(u) Permits. Each of the Target and its Subsidiaries shall maintain in full force and effect, and comply in all material respects with, all Target Permits.

(v) Tax Assessments and Audits. Each of the Target and its Subsidiaries shall furnish promptly to Parent a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the operations of the Target and its Subsidiaries for periods ending on or prior to the Closing Date. The Target Stockholders shall cause the Target and its Subsidiaries to promptly inform Parent, and permit the participation in by Parent, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Parent.

(w) Other Actions. Neither the Target nor any of its Subsidiaries shall take any action, nor fail to take any action, that could reasonably be expected to result in (i) any of the representations or warranties of the Target and its Subsidiaries set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Merger set forth in Section 8.1 not being satisfied.

(x) Related Party Transactions. Neither the Target nor any of its Subsidiaries shall enter into any agreement, arrangement or transaction (or any amendment, modification or supplement to any existing agreement, arrangement or transaction disclosed in Section 5.17 above) with any officer, director, employee, consultant, securityholder or Affiliate of the Target and its Subsidiaries.

(y) No Solicitation. The Target and its Subsidiaries shall not, and shall cause their respective Representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group of Persons, other than Parent, concerning any sale, lease, pledge or other disposition of all or any material portion of the assets of or the business of, or any material number of shares of capital stock of or other securities in, the Target or its Subsidiaries, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Target or its Subsidiaries or any license, joint venture, partnership, collaboration or similar arrangement directly or indirectly involving the

Target or its Subsidiaries, or engage in a public or private offering of shares of its capital stock (any of the foregoing transactions, a “Transaction”). Each of the Target and its Subsidiaries hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Transaction. The Target and its Subsidiaries, and their respective officers and directors shall (i) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Transaction, (ii) promptly notify Parent of the terms of any proposal that it may receive in respect of any Transaction, and the identity of the prospective purchaser, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary of all material terms and conditions of such offer, if not in writing, and (iv) promptly inform Parent of any material changes to the terms of any Transaction of which it is aware.

(z) Intention. Neither the Target nor any of its Subsidiaries shall authorize, commit to, agree to or enter into any agreement, commitment, arrangement or obligation to take any action prohibited by this Section 6.1.

(aa) Notice of Developments. The Target shall report to Parent on operational matters that could reasonably affect the business of the Surviving Corporation.

(bb) Access to Financial and Operation Information. Subject to compliance with Applicable Laws, the Target and its Subsidiaries will give Parent, its Representatives reasonable access during normal business hours to the offices, properties, books and records of the Target and its Subsidiaries and will furnish to the foregoing persons and entities such financial, operating data and technical data as such persons and entities may reasonably request and will instruct their employees, counsel, auditors and financial advisors to cooperate with Parent in its investigation of the business of the Target and its Subsidiaries and in the planning for the combination of the operations of the Target and Parent following the consummation of the Merger, provided, that, no investigation pursuant to this Section 6.1(bb) shall affect any representation or warranty given by Target or the Target Stockholders hereunder.

(cc) Change in Tax or Accounting Methods or Policies. Neither the Target nor any of its Subsidiaries shall, without Parent’s written consent, change any of its Tax or accounting methods or policies or make any reclassification of assets or liabilities (except as required by Applicable Law or GAAP) or change or make any new Tax elections, file any amended Tax Return or settle or compromise any federal, state, local or non-United States Tax Liability.

(dd) Director and Officer Insurance. The Target shall have obtained an endorsement extending the period in which claims may be made under its existing directors’ and officers’ liability insurance policy for a period of two (2) years following the Effective Time.

(ee) Employment Arrangements. The Target shall cooperate with Parent and shall use its reasonable best efforts to cause each Key Target Employee to execute, deliver and enter into an employment agreement and a non-competition agreement in form and substance reasonably satisfactory to Parent and to cause each such employment agreement and non-competition agreement to be in full force and effect as of the Closing Date. In addition, the

Target shall cooperate with Parent and shall use its reasonable best efforts to cause each Target Employee to execute, deliver and enter into a proprietary information and inventions agreement in form and substance reasonably satisfactory to Parent and to cause such proprietary information and inventions agreement to be in full force and effect as of the Closing Date.

6.2 Parent and Merger Sub. During the period from the date of this Agreement and continuing until the Effective Time:

(a) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by Applicable Law or required by the rules and regulations of any applicable Governmental Entity, Merger Sub shall not amend or propose to amend its Organization Documents.

(b) Other Actions. Parent shall not, and shall not permit any of its Subsidiaries, including Merger Sub, to, take any action, nor fail to take any action, that could reasonably be expected to result in (i) any of the representations or warranties of the Parent or Merger Sub set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Merger set forth in Section 8.2 not being satisfied.

6.3 Mutual Obligations. Each Party shall promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such Party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Each Party agrees that, to the extent practicable, it will consult with the other Parties with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Parties apprised of the status of matters relating to completion of the transactions contemplated hereby. No disclosure by any Party pursuant to this Section 6.3 shall be deemed to amend or supplement the Target Disclosure Schedule or the Parent Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.4 Further Assurances. Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to ensure that the conditions to the obligations of the other Parties to consummate the Merger are satisfied. Each Party shall use its reasonable best efforts to obtain, at its and their reasonable expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Person to consummate the transactions contemplated by this Agreement and otherwise comply with all Applicable Laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Target, the Target Stockholder Representative and the Target Stockholders shall use its and their reasonable best efforts to obtain, at its expense all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be obtained to satisfy the conditions set forth in Section 8.1.

6.5 Press Releases and Public Announcements. The Parties shall prepare a joint announcement for release upon the execution of this Agreement and, thereafter until the Closing Date, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Target Stockholder Representative; provided, however, that Parent may make any public disclosure it believes in good faith is required by Applicable Law, stock exchange rule or any listing or trading agreement concerning its publicly-traded securities without obtaining such approval.

ARTICLE VII.

Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Target Stockholder Representative and Parent will take such further action (including the execution and delivery of such further instruments and documents) as either the Target Stockholder Representative or Parent reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX below). Parent will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Target and its Subsidiaries generated by or on behalf of the Target and its Subsidiaries or in the possession of the Target, its Subsidiaries or any of the Target Employees, and the Target Stockholders agree to provide Parent with possession of all such items as promptly as practicable after the Closing.

7.2 Litigation Support. In the event and for so long as Parent is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target or its Subsidiaries, the Target Stockholder Representative will cooperate with Parent and its counsel in the contest or defense, use reasonable best efforts to make available the other Target Stockholders as may be necessary, and use reasonable best efforts to provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Parent (unless Parent is entitled to indemnification therefor under Article IX below).

7.3 Transition. Neither the Target nor its Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Target or its Subsidiaries from maintaining the same business relationships with the Surviving Corporation and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. Each of the Target Stockholders or any of their Affiliates will refer all inquiries relating to the businesses of the Target and its Subsidiaries to Parent from and after the Closing.

7.4 Non-Solicitation and Non-Hire. For a period of twelve (12) months following the Effective Time, none of the Principal Target Stockholders shall directly or indirectly, whether as principal or as agent, consultant or otherwise, alone or in association with any other Person, solicit or endeavor to entice away from Target or Parent or any of their respective Affiliates, as the case may be, or otherwise interfere with the relationship of Target or Parent or any of their respective Affiliates with, any of the Key Target Employees. In addition, for a period of twelve (12) months following the Effective Time, none of the Principal Target Stockholders shall directly or indirectly, whether as principal or as agent, consultant or otherwise, alone or in association with any other Person, hire any of such persons as an employee or retain any of such persons as a consultant.

7.5 Treatment of Confidential Information. Each of the Principal Target Stockholders hereby agrees to treat any Confidential Information in its possession in accordance with the provisions of this Section 7.5 and to take, or abstain from taking, certain other actions set forth herein. Each Principal Target Stockholder hereby agrees that, except for such disclosures thereof as may be required by any Applicable Law, the Confidential Information shall be kept confidential by such Principal Target Stockholder and not disclosed to any other Person and that such Principal Target Stockholder shall not use any Confidential Information to benefit or further such Principal Target Stockholder’s own business activities or the activities of any of its Affiliates. In the event that such Principal Target Stockholder is required by Applicable Law to disclose any Confidential Information, such Principal Target Stockholder shall give Parent prior written notice of such disclosure and shall use its commercially reasonable efforts to cooperate with Parent in obtaining confidential treatment for such disclosure. Notwithstanding the foregoing, a disclosure of Confidential Information may be made to which Parent provides its prior written consent.

ARTICLE VIII.

Conditions to Obligation to Close

8.1 Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger and the transactions to be performed by either one in connection with the Closing is subject to satisfaction of the following conditions:

(a) each of the representations and warranties set forth in Section 4.1 and Article V above shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all respects as of such certain date);

(b) the Target, its officers and directors and the Principal Target Stockholders, as the case may be, shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) this Agreement shall have been approved and adopted, and the Merger shall have been approved and adopted, by the vote of the Requisite Target Stockholders, and no more than five percent (5%) of the shares of capital stock of the Target shall have the legal right to become Dissenting Shares;

(d) the Ancillary Agreements shall have been executed and delivered by the parties thereto (other than Parent and Merger Sub), and no party to any Ancillary Agreement (other than Parent and Merger Sub) shall have revoked, terminated or amended such Ancillary Agreement;

(e) the Target shall have delivered to Parent General Releases executed by the Requisite Target Stockholders;

(f) the Target shall not have (i) declared or paid any dividends on or made other distributions in respect of any of its capital stock, (ii) split, combined or reclassified any of its capital stock or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchased, redeemed or otherwise acquired any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(g) the Target shall not have, unless the prior written consent of Parent has been obtained, (i) granted or issued or agreed to grant or issue stock awards under the Target Stock Plan or (ii) accelerated the vesting of any stock awards under the Target Stock Plans.

(h) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or non-United States jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) have the effect of making any of the transactions contemplated by this Agreement illegal, (iv) affect adversely the right of Parent to own the shares of capital stock of the Target and to control the Target and its Subsidiaries, or (v) affect adversely the right of each of the Target or its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(i) Parent shall have received from counsel to Target an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to Parent and Merger Sub, and dated as of the Closing Date;

(j) the Target, its Subsidiaries and Target Stockholders shall have obtained and each shall be in effect, all consents, orders, assignments, waivers or authorizations, that are required as a result of the Merger, including, without limitation, those referred to in Section 4.1(b) and Section 5.3(c) above;

(k) there shall not have occurred since the date of this Agreement any Material Adverse Effect on the Target;

(l) all Target Options and Target Warrants (other than Target Warrants validly exercised prior to the Effective Time) shall have been cancelled and Target shall have provided evidence of such cancellation reasonably satisfactory to Parent;

(m) Parent shall have received the written resignation of each of the officers and directors of the Target and its Subsidiaries;

(n) prior to the Closing Date, the Target shall have given Parent written notice and written evidence of the termination in accordance with their respective terms of all agreements with third party consultants to the Target;

(o) the Target shall have delivered to Parent a properly executed and acknowledged certification (a “FIRPTA Certificate”), in form and substance reasonably acceptable to Parent, which states that shares of capital stock of the Target do not constitute “United States real property interests” under Section 897(c) of the Code and otherwise satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3) to exempt the transactions contemplated hereunder from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act. In addition, simultaneously with delivery of such FIRPTA Certificate, the Target shall have provided to Parent, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Target upon the Closing of the Merger;

(p) all actions to be taken by the Target, its Subsidiaries or the Target Stockholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent and its counsel;

(q) the Target and its Subsidiaries shall have delivered to Parent copies of the Certificate of Incorporation of each of the Target and its Subsidiaries certified on or no later than three (3) Business Days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of its incorporation;

(r) the Target and its Subsidiaries shall have delivered to Parent copies of the certificate of good standing of each of the Target and its Subsidiaries issued on or no later than three (3) Business Days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of its organization and of each jurisdiction in which it is qualified to do business;

(s) the Target and its Subsidiaries shall have delivered to Parent a certificate of secretary of the Target and each of the Target’s Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to the following: (i) no amendment to the Certificate of Incorporation (or formation) or the bylaws (or other governing documents) has been made since the date of this Agreement; and (ii) that the resolutions of the board of directors or other authorizing body, or a duly authorized committee thereof, (copies of which shall be attached to such certificate) approving and authorizing this Agreement and the transactions contemplated hereby are the duly authorized act of such board of directors or other authorizing body;

(t) the Target shall have provided evidence reasonably satisfactory to Parent that the Target has made all filings and has taken all steps required to cause the dissolution of GuardedNet Europe Ltd; and

(u) the President of the Target shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 8.1(a)-(t) have been satisfied in all respects with respect to the Target and its Subsidiaries.

Parent may waive any condition specified in this Section 8.1, in its sole and absolute discretion, if it executes a writing so stating at or prior to the Closing.

8.2 Conditions to Obligation of the Target and the Target Stockholders. The obligation of the Target and the Target Stockholders to consummate the Merger and the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) each of the representations and warranties set forth in Section 4.2 above shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all respects as of such certain date);

(b) Parent and Merger Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or non-United States jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have the effect of making any of the transactions contemplated by this Agreement illegal;

(d) Parent and Merger Sub, and their respective officers and directors, as the case may be, shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

(e) Parent and Merger Sub shall have obtained all consents, orders, assignments, waivers or authorizations, that are required as a result of the Merger, including, without limitation, those referred to in Section 4.2 above and each shall be in effect;

(f) all actions to be taken by Parent and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Target and its counsel;

(g) Parent shall have delivered to Target copies of the certificate of good standing of Parent and Merger Sub issued no earlier than three (3) Business Days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of its organization and of each jurisdiction in which it is qualified to do business;

(h) Parent and Merger Sub shall have delivered to Target a certificate of secretary of Parent and of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to Target attaching and certifying the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) relating to this Agreement and the transactions contemplated hereby;

(i) The Ancillary Agreements shall have been executed and delivered by the parties thereto (other than the Target and the Target Stockholders); and

(j) an officer of Parent and an officer of Merger Sub shall each have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 8.2(a)-(i) is satisfied in all respects.

The Target may waive any condition specified in this Section 8.2, in its sole and absolute discretion, if the Target Stockholder Representative executes a writing so stating at or prior to the Closing.

ARTICLE IX.

Remedies for Breaches of Agreement; Indemnification

9.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of representation and warranty at the time of the Closing) and continue in full force and effect for a period of twelve (12) months thereafter; provided, however, that with respect to the representations and warranties set forth in Section 5.13, such representations and warranties shall continue in full force and effect for a period of eighteen (18) months after the Closing.

9.2 Indemnification Provisions for Benefit of Parent Indemnitees.

(a) Each Principal Target Stockholder shall Severally indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from, relating to or incident to any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty made by such Principal Target Stockholder in Section 4.1; provided that the aggregate amount of any liability of a Principal Target Stockholder pursuant to this Section 9.2(a) shall be subject to the limitations set forth in Section 9.8 below.

(b) Each Principal Target Stockholder shall Severally indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in Article V; provided that the aggregate amount of any liability of any Principal Target Stockholder pursuant to this Section 9.2(b) shall be subject to the limitations set forth in Section 9.8 below.

(c) Each Principal Target Stockholder shall Severally indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by the Target or any Target Stockholder in or pursuant to this Agreement.

(d) The Target Stockholders shall jointly and severally indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating to any claim made by a Target Stockholder against the Target Stockholder Representative, in its capacity as Target Stockholder Representative.

(e) For purposes of this Article IX, with respect to any representation or warranty which is qualified as to materiality (including Material Adverse Effect), the amount of the Adverse Consequences shall be determined as if such representation or warranty were made without any such qualification.

9.3 Indemnification Provisions for Benefit of the Target Stockholders. Parent shall indemnify, save and hold each of the Target Stockholders and their respective Representatives, successors, transferees and assignees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from or relating or incident to: (a) any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty in Section 4.2 and/or (b) the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement made by Parent in or pursuant to this Agreement. For purposes of this Article IX, with respect to any representation or warranty which is qualified as to Knowledge, materiality (including Material Adverse Effect) or both, the amount of the Adverse Consequences shall be determined as if such representation or warranty were made without any such qualification.

9.4 Special Indemnification of Parent Indemnitees.

(a) Each Principal Target Stockholder shall, for a period of eighteen (18) months after the Closing, Severally indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from, relating to or incident to any violation or alleged violation of, or non-compliance or alleged non-compliance with, all Applicable Laws regulating the offer, issuance and sale of capital stock or other securities of Target by Target or any of its Representatives prior to the Closing Date; provided that the aggregate amount of any liability of any Principal Target Stockholder pursuant to this Section 9.4(a) shall be subject to the limitations set forth in Section 9.8 below.

(b) Each Principal Target Stockholder shall, for a period of eighteen (18) months after the Closing, Severally indemnify, save and hold the Parent Indemnitees harmless from and against the entirety of any and all Adverse Consequences incurred or suffered in connection with, arising out of, resulting from, relating to or incident to any complaints, demands or similar actions by customers of Target pertaining to products and services provided by Target prior to the Closing Date and which complaints, demands or similar actions are alleged breach of contract or alleged tort claims, whether or not Parent had knowledge of any such complaints, demands or similar actions as of the date of this Agreement or as of the Closing; provided that the aggregate amount of any liability of any Principal Target Stockholder pursuant to this Section 9.4(b) shall be subject to the limitations set forth in Section 9.8 below.

9.5 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

(i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences, subject to Section 9.8 below, the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;

(ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

(iii) if Parent or any of its Subsidiaries is the Indemnified Party, the Third Party Claim does not seek injunctive or other equitable relief that could affect an existing product or product development of Parent or any of its Subsidiaries (including the Surviving Corporation);

(iv) the Indemnifying Party conducts the defense of the Third Party Claim in a reasonably active and diligent manner; and

(v) the Indemnifying Party complies with its obligations set forth in Section 9.6.

(c) Notwithstanding the Indemnifying Party’s election to appoint counsel (including local counsel) to represent the Indemnified Party in an action, the Indemnified Party shall have the right to employ separate counsel (including local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (but only in the event that the Indemnifying Party is required to indemnify such Indemnified Party with respect to such Third Party Claim) if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party; (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party.

(d) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.5(b) or Section 9.5(c) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(e) In the event any of the conditions in Section 9.5(b) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (upon consent from the Indemnifying Party in connection therewith, not to be unreasonably withheld), (ii) provided that the Indemnifying Party is not disputing in good faith its obligation to indemnify the Indemnified Party against a Third Party Claim, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

(f) Each Party acknowledges and agrees that it shall not be entitled to seek indemnification from any other Party for any Third Party Claim without: (i) for any non-litigation matter, giving notice of such Third Party Claim to such other Party in accordance with Section 9.5(b)(i) above (including the proviso contained therein); or (ii) for a litigation matter, (A) giving notice of such Third Party Claim to such other Party in accordance with Section 9.5(b)(i) above (including the proviso contained therein) and (B) giving such other Party the opportunity to defend against such Third Party Claim in accordance with Section 9.5(b) above. Parent may, in its sole discretion and without providing any notice, defend, handle and dispose of as it sees fit any Third Party Claim so long as it does not seek indemnification with respect to such Third Party Claim and such Third Party Claim does not include injunctive or equitable relief against the Target Stockholders. In addition, Parent may, in its sole discretion, assume the defense of, and handle and dispose of as it sees fit any Third Party Claim for which it has previously sought indemnification by providing notice of its intention to so defend, handle and dispose of such Third Party Claim and by irrevocably waiving any right to seek indemnity with respect to such Third Party Claim (except for any amounts accrued and unpaid by the Target Stockholders prior to the date of such notice from Parent and such Third Party Claim does not include injunctive or equitable relief against the Target Stockholders). In the event that Parent provides such notice, the Target Stockholders shall promptly and reasonably cooperate with Parent in transferring the defense of such Third Party Claim.

9.6 Satisfaction of Claims. The claims for indemnification pursuant to Section 9.2 and Section 9.4 are referred to as “Parent Indemnity Claims.” The claims for indemnification pursuant to Section 9.3 are referred to as “Target Stockholder Indemnity Claims.”

(a) Notice of Asserted Liability for Parent Indemnity Claims or Target Stockholder Indemnity Claims. Promptly after Parent or the Target Stockholders become aware of any fact, condition or event that may give rise to a Parent Indemnity Claim or a Target Stockholder Indemnity Claim for which indemnification may be sought under this Section 9.6, the party entitled to seek indemnification (“Indemnitee”) shall give notice thereof in the manner provided in this Section 9.6(a) (the “Claims Notice”) to the Indemnifying Party in accordance with Section 12.6. The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Asserted Liability that has been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnifying Party demonstrates actual damage caused by such failure. Upon Indemnifying Party’s request, Indemnitee shall provide Indemnifying Party with reasonable access to all books and records relating to the Asserted Liability, and to all employees or other persons who have material information about such Asserted Liability, in order to allow Indemnifying Party to audit the status of such Asserted Liability and the payments that have been, or will be, made with respect thereto; provided that the Indemnifying Party shall refrain from unreasonably interfering with Indemnitee’s operations while the Indemnifying Party is conducting such audit.

(b) Establishment of an Adverse Consequence. Indemnitee and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of the

Adverse Consequence, and, upon the execution of such agreement, the amount of such Adverse Consequence shall be deemed established. Additionally, except with respect to claims as described in Section 9.5, if within thirty (30) days after the giving of the written notice by Indemnitee in accordance with Section 12.6 the Indemnifying Party does not provide written notice to Indemnitee in accordance with Section 12.6 that the Indemnifying Party intends to contest the assertion by Indemnitee (such notice by the Indemnifying Party being hereinafter referred to as the “Contest Notice”), such assertion of the Indemnitees shall be deemed accepted and the amount of the Adverse Consequence shall be deemed established. However, in the event that a Contest Notice is given to Indemnitee within said thirty (30) day period, for a period of not less than thirty (30) days, the Parties shall seek in good faith to resolve in writing any differences they may have with respect to matters specified in the Contest Notice. If the Parties are unable to so resolve their differences after good faith negotiation, then either Parent or the Target Stockholder Representative may commence litigation or, upon written consent of Parent and the Target Stockholder Representative, binding arbitration to resolve the dispute.

(c) Participation in Defense. Each party may participate, at its own expense, in the defense of any Asserted Liability in respect of which such party may have an indemnification obligation hereunder. If either party chooses to defend or participate in the defense of an Asserted Liability, it shall have the right to receive from the other party (subject to appropriate confidentiality provisions) any books, records or other documents within such party’s control that are necessary or appropriate for such defense.

9.7 Payment for Adverse Consequences. For any Adverse Consequences the payment of which is not governed by the terms of the Escrow Agreement:

(a) the Indemnifying Party hereby agrees to pay the amount of established Adverse Consequences within thirty (30) days after the establishment thereof;

(b) the amount of established Adverse Consequences shall be paid in cash. Any amounts not paid by the Indemnifying Party when due under this Article IX shall bear interest from and after the due date thereof until the date paid at a rate equal to the lesser of: (i) ten percent (10%) per annum; or (ii) the highest legal rate permitted by Applicable Law; and

(c) in addition to (a) and (b) above, at the option of Indemnitee, Indemnitee may offset in good faith the amount of any established Adverse Consequences or any portion thereof that has not been paid by the Indemnifying Party to Indemnitee against any obligation Indemnitee may have to the Indemnifying Party.

9.8 Further Limitations.

(a) No party will have any liability for indemnification under this Article IX with respect to the breach of any representation or warranty contained herein unless on or before the date that such representation and warranty expires in accordance with Section 9.1, the party seeking indemnification notifies such party of a claim specifying the factual basis of that claim in reasonable detail in accordance with Section 9.5 or Section 9.6, as applicable.

(b) The maximum aggregate amount for which any Principal Target Stockholder shall be liable for Adverse Consequences relating to Parent Indemnity Claims pursuant to Section 9.2(a) hereof resulting from a breach of any representation or warranty by such Principal Target Stockholder contained in Section 4.1 shall be an amount no greater than such Principal Target Stockholder’s Pro Rata Portion of the Total Merger Consideration.

(c) The maximum aggregate amount for which the Principal Target Stockholders shall be liable for Adverse Consequences relating to Parent Indemnity Claims pursuant to Section 9.2(b) hereof resulting from a breach of any representation or warranty contained in Article V and pursuant to Section 9.4(a) hereof shall be an amount no greater than One Million Six Hundred Twenty Thousand Dollars ($1,620,000). The maximum amount for which the Principal Target Stockholders shall be liable for Adverse Consequences relating to Parent Indemnity Claims pursuant to Section 9.4(b) hereof shall be an amount no greater than Three Million Dollars ($3,000,000).

(d) Parent shall not seek, or be entitled to, indemnification from the Principal Target Stockholders pursuant to Section 9.2(b) hereof until the aggregate amount of Adverse Consequences relating to Parent Indemnity Claims incurred or suffered by Parent Indemnitees exceeds One Hundred Sixty-Two Thousand Dollars ($162,000) (the “Threshold Amount”); provided that once Parent Indemnitees have incurred or suffered aggregate Adverse Consequences relating to Parent Indemnity Claims exceeding the Threshold Amount, Parent shall be entitled to indemnification for the amount of all Adverse Consequences relating to Parent Indemnity Claims without reference to the Threshold Amount (subject to the limitations set forth in this Section 9.8).

9.9 Sole Remedy for Breaches of Representations and Warranties. Except for claims for fraud, bad faith, intentional misconduct or willful malfeasance, and for specific performance as provided in Section 12.13 below, the indemnification provided in this Article IX shall be the sole and exclusive remedy after the Closing Date for damages available to Parent Indemnitees for breach of any of the representations or warranties of Target or the Target Stockholders contained in this Agreement. Parent expressly agrees that with respect to claims made pursuant to this Article IX, it shall first seek recovery against the Escrow Amount.

ARTICLE X.

Tax Matters

The following provision shall govern the allocation of responsibility as between Parent and Target Stockholders for certain Tax matters following the Closing Date:

10.1 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the Merger, shall be paid by the Target Stockholders when due.

10.2 Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target and its Subsidiaries which are filed after the Closing Date until December 31, 2005. Parent shall permit the Target Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Target Stockholder Representative.

10.3 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Target or any of its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes for taxable periods or portions thereof ending on or before the Closing Date shall: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (b) in the case of Taxes (other than those described in clause (a) above) that are imposed on a periodic basis with respect to the business or assets of the Target or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.3 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Target and its Subsidiaries. The parties hereto will, to the extent permitted by Applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the day prior to the Closing Date. With respect to Tax Returns that are required to be filed by or with respect to the Target or any of its Subsidiaries for Straddle Periods (“Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice. Parent shall notify the Target Stockholder Representative of amounts due from the Target Stockholders, if any, in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and, upon such notice, the Target Stockholder Representative shall direct the Escrow Agent to remit such payment to the extent of any remaining portion of the Escrow Amount to Parent and, if no such portion thereof shall remain, each Target Stockholder shall pay, its pro rata (based on the Total Merger Consideration received by the Target Stockholders) portion of any amounts due no later than five (5) Business Days prior to the date such Straddle Return is due. Parent shall deliver any Straddle Return to the Target Stockholder Representative for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If the Target Stockholder Representative disputes any item on such Tax Return, the Target Stockholder Representative shall notify Parent of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by the Target Stockholders and Parent. Neither Parent nor any of its Affiliates shall (or cause or permit the Surviving Corporation or any of its Subsidiaries to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Target or any of its Subsidiaries with respect to any taxable periods or portions thereof ending on or before the Closing Date (or with respect to any Straddle Period) without the written consent of the Target Stockholder Representative, which consent may be withheld in the sole discretion of the Target Stockholder Representative.

10.4 Cooperation on Tax Matters.

(a) After the Closing Date, Parent, the Target and the Target Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 10.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Parent and the Target further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to this transaction).

(c) Parent and the Target further agree, upon request, to provide the other Parties with all information that such Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

10.5 Tax Proceedings. After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes related to any pre-Closing period (“Tax Proceeding”) and for which the Target Stockholders are or may be partially or fully liable to Parent pursuant to this Agreement, Parent shall inform or cause the Target to inform the Target Stockholder Representative thereof in accordance with Section 9.5(a). The Target Stockholder Representative shall be entitled to defend and settle any Tax Proceeding in accordance with Section 9.5; provided that, if the Tax Proceeding involves both issues for which the Target Stockholders are or may be liable and issues for which they are not liable, the Target Stockholder Representative shall not be entitled to defend or settle the issues for which the Target Stockholders are not liable.

10.6 Retention of Documents. The Surviving Corporation agrees until the expiration of the statute of limitations to (i) retain all books and records with respect to Tax matters pertinent to the Surviving Corporation relating to any taxable period beginning before the Closing Date of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the Target Stockholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Target Stockholder Representative so requests, the Target shall allow the Target Stockholder Representative to take possession of such books and records.

ARTICLE XI.

Termination

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Target at any time prior to the Closing, by action of their respective Boards of Directors;

(b) by either the Target or Parent if any Governmental Entity shall have issued an order, decree or ruling, or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by Parent, upon a material breach of any covenant or agreement on the part of the Target or any Target Stockholder set forth in this Agreement or if any representation or warranty of the Target or any Target Stockholder in this Agreement shall have become untrue to such an extent that the condition set forth in Section 8.1(a) has not been satisfied (a “Terminating Target Breach”); provided, however, that, if such Terminating Target Breach is capable of being cured by the Target or such Target Stockholder prior to the Effective Time through the exercise of their reasonable best efforts, Parent shall promptly give notice of such Terminating Target Breach to the Target or the Target Stockholder Representative and if such Terminating Target Breach is cured within ten (10) days after giving notice to the Target or the Target Stockholder Representative of such breach, Parent may not terminate this Agreement under this Section 11.1(c);

(d) by the Target, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue to such an extent that the condition set forth in Section 8.2(a) has not been satisfied (a “Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent prior to the Effective Time through the exercise of its reasonable best efforts, the Target shall promptly give notice of such Terminating Parent Breach to Parent and if such Terminating Parent Breach is cured within ten (10) days after giving written notice to Parent of such breach, the Target may not terminate this Agreement under this Section 11.1;

(e) by Parent if, at a meeting of the stockholders of the Target (including any adjournment or postponement thereof) or by written consent action, the requisite vote of the stockholders of Target shall not have been obtained as provided in Section 8.1(c);

(f) by Parent, if the Board of Directors of the Target shall have withheld, withdrawn or modified in a manner adverse to Parent its authorization, approval and recommendation in favor of the Merger and this Agreement; or

(g) by Parent or the Target if the Effective Time shall not have occurred on or before September 1, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(g) shall not be available to any Party whose failure to fulfill, or breach of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party to another as a result of a breach of this Agreement).

ARTICLE XII.

Miscellaneous

12.1 Further Action/Tax Treatment. Parent, the Target and Target Stockholders agree to cooperate to ensure that no payments made by Parent and the Target, either individually or in combination, pursuant to the Merger will be deemed to be an excess parachute payment under either Code Sections 280G or 4999. Cooperation under this Section 12.1 shall be defined to include sharing of calculations and data used to perform Code Section 280G analysis and approval by both Parent and the Target of the disclosures that are made in connection with the vote of the Target Stockholders to be used in order to qualify for the exemption under Code Section 280G(b)(5)(A)(ii).

12.2 Entire Agreement. This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Target Disclosure Schedule and other documents referred to herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The duties of Parent and Merger Sub and any of their Affiliates and advisors under the Confidentiality Agreement shall expire at the Effective Time.

12.3 No Third-Party Beneficiaries: Succession and Assignment. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of Parent and the Target Stockholder Representative; provided, however, that from and after the Effective Time Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder. Notwithstanding the foregoing, the Surviving Corporation may assign this Agreement and any or all of its rights, interests or obligations hereunder to Parent or its Affiliates.

12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if delivered in person, by facsimile, cable, telegram or telex if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Target:	GuardedNet, Inc.
5901-A Peachtree-Dunwoody Road
Suite 275
Atlanta, Georgia 30328
Attention: Chief Executive Officer
Facsimile: (404) 591-8299

Copy to:	Morris, Manning & Martin, LLP
3343 Peachtree Road, NE
Suite 1600
Atlanta, Georgia 30326
Attention: Grant W. Collingsworth, Esq.
Facsimile: (404) 365-9532

If to the Target Stockholder Representative:	M/C Venture Partners V, L.P.
75 State Street, Suite 2500
Boston, Massachusetts 02109
Facsimile: (617) 345-7201

Copy to:	Edwards & Angell, LLP
101 Federal Street
Boston, Massachusetts 02110
Attention: Leonard Q. Slap
Facsimile: (617) 439-4170

If to Parent or Merger Sub:	Micromuse, Inc.
139 Townsend Street
San Francisco, California 94107
Attention: Nell O’Donnell, Esq.
Facsimile: (415) 365-2404

Copy to:	Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street

Twenty Fifth Floor
Los Angeles, California 90071-2228
Attention: Robert R. Carlson, Esq.
Facsimile: (213) 627-0705

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.8 Amendments, Extensions and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of, any of the obligations or other acts of the other Parties hereto, (ii) waive any breach or inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No delay on the part of any Party hereto in exercising, or failure to assert, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties hereto may otherwise have at law or in equity.

12.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.10 Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each of the Parties will bear its own costs and expenses (including, without limitation, all legal, outside advisors’ and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or non-United States statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

12.12 Incorporation of Confidentiality Agreement, Exhibits, Parent Disclosure Schedule and Target Disclosure Schedule. The Confidentiality Agreement, Exhibits, Parent Disclosure Schedule and Target Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

12.13 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.14 below), in addition to any other remedy to which they may be entitled, at law or in equity.

12.14 Submission to Jurisdiction. Each of the Parties submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Nothing in this Section 12.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law or at equity.

12.15 Counsel to Target. Each Target Stockholder acknowledges and agrees that Morris Manning & Martin, LLP, counsel to the Target, has represented the interests of the Target and not the individual interests of each Target Stockholder with respect to the transaction or transactions contemplated by this Agreement. Each Target Stockholder acknowledges that such stockholder has consulted with such stockholder’s own counsel, accountant and/or business advisor as to the legal, tax, investment and related matters with respect to the transaction or transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MICROMUSE INC.

By:	/s/ Ian Halifax
Name:	Ian Halifax
Title:	Chief Financial Officer

BRINKS ACQUISITION, INC.

By:	/s/ Nell O’Donnell
Name:	Nell O’Donnell
Title:	Secretary

GUARDEDNET, INC.

By:	/s/ Tom McNeight
Name:	Tom McNeight
Title:	Chief Executive Officer

TARGET STOCKHOLDER REPRESENTATIVE:

M/C VENTURE PARTNERS V, L.P.

By: M/C VP V. LLC, its General Partner

By:	/s/ Russell T. Pyle
Name:	Russell T. Pyle
Title:	Partner

[Signatures of Principal Target Stockholders to follow]

PRINCIPAL TARGET STOCKHOLDER:

M/C Venture Partners V, L.P.
By: M/C VP V, LLC, Its General Partner

By:	/s/ Russell T. Pyle
Name:	Russell T. Pyle
Title:	Partner

PRINCIPAL TARGET STOCKHOLDER:

M/C Venture Partners V, L.P.

By:	/s/ Russell T. Pyle
Name:	Russell T. Pyle
Title:	Partner

PRINCIPAL TARGET STOCKHOLDER:

Chestnut Venture Partners, L.P.
By: Chestnut Street Partners, Inc., its General Partner

By:	/s/ Russell T. Pyle
Name:	Russell T. Pyle
Title:	Partner

PRINCIPAL TARGET STOCKHOLDER:

/s/ Tom McNeight
Tom McNeight

PRINCIPAL TARGET STOCKHOLDER:

John P. Imlay
By: I. Sigmund Mosley, Jr.

By:	/s/ John P. Imlay
By:	I. Sigmund Mosley, Jr.
Title:	As Attorney-in-Fact

PRINCIPAL TARGET STOCKHOLDER:

/s/ Kieth McGreggor
Keith McGreggor

Exhibit A

Form of Escrow Agreement

Exhibit B

Form of General Release

Exhibit C

Form of Certificate of Merger

Exhibit D

Merger Notice

Exhibit E

Capitalization Table

Exhibit F

Financial Statements

Exhibit G

Form of Opinion of Counsel to Target